UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The PNC Financial Services Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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James E. Rohr

Chairman and Chief Executive Officer

March 24, 2006

Dear Fellow Shareholder:

We look forward to discussing the business of your company with you at the 2006 annual meeting. PNC’s Board of Directors and management team remain focused on building shareholder value and enhancing your company’s corporate governance, regulatory relations, and risk management practices. I hope that you’ll be able to attend the annual meeting to hear about our progress during 2005 and our goals for the future.

Enclosed are the notice of meeting, proxy statement, and proxy card for the annual meeting of the shareholders of The PNC Financial Services Group, Inc., which will be held on Tuesday, April 25, 2006 at One PNC Plaza, 15th Floor, 249 Fifth Avenue, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m., Eastern time. Our 2005 Annual Report on Form 10-K and Summary Annual Report to Shareholders accompany these enclosures.

Please review the enclosed materials and complete, sign, date, and return the proxy card regardless of whether or not you plan to attend the annual meeting so that the matters coming before the meeting can be acted upon. Instead of returning a proxy card, you may choose to vote your PNC shares by using the Internet or telephone voting options explained on your proxy card.

If you are unable to attend the annual meeting in person, you can choose to listen to the meeting by webcast or telephone conference options, which are explained on the opposite side of this letter.

Cordially,

/S/    JAMES E. ROHR

James E. Rohr

The PNC Financial Services Group

One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

In order to reduce printing and postage costs, we’ve undertaken an effort to deliver only one set of annual reports and one proxy statement to multiple shareholders sharing an address. We do not use this delivery method, called “householding,” however, if we have received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one set of annual reports and one proxy statement, we will deliver promptly a separate copy of the 2005 Annual Report on Form 10-K, the Summary Annual Report to Shareholders and the proxy statement, without charge, to any shareholder who sends a written request to Computershare Investor Services, LLC, P.O. Box 3504, Chicago, IL 60690-3504 or calls Computershare at 1-800-982-7652. You can also notify us that you would like to receive separate copies of PNC’s annual reports and proxy statement in the future by writing or calling Computershare. Even if your household has received only one set of annual reports and one proxy statement, we have provided a separate proxy card for each shareholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed return envelope. Neither the 2005 Annual Report on Form 10-K nor the 2005 Summary Annual Report to Shareholders is part of the proxy solicitation materials.

If your household has received multiple copies of PNC’s annual reports and proxy statement, you can request the delivery of single copies in the future by writing or calling Computershare.

WEBCAST AND TELECONFERENCE DIRECTIONS

You are cordially invited to access the live webcast of PNC’s 2006 annual meeting of shareholders on Tuesday, April 25, 2006, beginning at 11 a.m., Eastern time. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers. The audio portion of the event will also be available in a listen-only mode via telephone conference call. Neither the webcast nor the teleconference will enable you to ask questions or to vote your PNC shares.

To access the meeting, please go to our corporate website at www.pnc.com under “For Investors” or dial 1-800-990-2718 (domestic) or 1-706-643-0187 (international), using the passcode “PNC.” Listeners who wish to access the live webcast should go to the website a sufficient amount of time before the meeting is scheduled to begin to register and to download and install any necessary software.

If you are unable to access the webcast or the teleconference during the meeting, a replay of the webcast will be available on our corporate website for thirty days after the meeting. You will also be able to view or print the slides shown at the meeting from our corporate website. A taped replay of the audio portion of the meeting will also be available for one week after the meeting by telephone at 1-800-642-1687 (domestic) and 1-706-645-9291 (international), entering conference ID number 6442870.

March 24, 2006

Notice of Annual Meeting of Shareholders

April 25, 2006

TO OUR SHAREHOLDERS:

The annual meeting of the shareholders of The PNC Financial Services Group, Inc. will be held at One PNC Plaza, 15th Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania on Tuesday, April 25, 2006, beginning at 11:00 a.m., Eastern time, for the purpose of considering and acting upon the following matters:

(1)	The election of 17 directors to serve until the next annual meeting and until their successors are elected and qualified;

(2)	The approval of The PNC Financial Services Group, Inc. 2006 Incentive Award Plan;

(3)	The ratification of the Audit Committee’s selection of Deloitte & Touche LLP as PNC’s independent auditors for 2006; and

(4)	Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 28, 2006 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

A proxy statement, form of proxy and self-addressed return envelope are enclosed. Please complete, date, and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on the proxy card. If you attend the meeting, you may withdraw your proxy and vote in person if you so choose.

By Order of the Board of Directors,

/S/    GEORGE P. LONG, III

George P. Long, III

Corporate Secretary

The PNC Financial Services Group

One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

March 24, 2006

Proxy Statement

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

APRIL 25, 2006

Date, Time, And Place Of Annual Meeting

PNC’s annual shareholders meeting will be held on Tuesday, April 25, 2006, beginning at 11:00 a.m. Eastern time. The meeting place will be One PNC Plaza, 15th Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

Proxy Mailing Date

We started mailing our proxy statement and proxy card to our shareholders on or about Friday, March 24, 2006. If you hold your PNC shares in an account at a bank or brokerage firm, we generally can’t mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you, and tell you how to give it voting instructions for your PNC shares.

PNC’s Board Is Asking For Your Proxy

Our Board of Directors is asking for your proxy. When you give us your proxy, you authorize us to vote your PNC shares as you direct on your proxy card. Giving a proxy allows your shares to be voted at the annual meeting even if you don’t attend the meeting. Please complete, sign, date, and return your proxy card if you don’t plan to attend the annual meeting. You can also do so if you are planning to attend (or don’t know if you will attend); if you decide to vote at the meeting, you will still be able to do so.

If you sign, date, and return your proxy card without specifying how you want your shares voted, we will vote your shares for each of the Board’s nominees for director, for approval of the 2006 Incentive Award Plan, and for the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as PNC’s independent auditors for 2006.

Your Proxy Is Revocable

You have the right to revoke your proxy. This right allows you to change your mind about how your shares will be voted at the annual meeting. You can revoke your proxy at any time before voting is declared closed at the annual meeting. You may revoke your proxy by sending a signed proxy with a later date in time for us to receive it before voting is declared closed, or by voting in person at the annual meeting. You may also revoke your proxy by using the Internet or telephone voting options explained below and on your proxy card. You cannot, however, revoke your proxy at the annual meeting if you do not attend in person. You will not be able to revoke your proxy at the annual meeting if you listen to it through the webcast or teleconference options.

If your proxy is not properly revoked, we will vote your shares as indicated by your most recent valid proxy.

How PNC’s Board Solicits Proxies

We may solicit proxies by mail, personal interviews, telephone calls, fax transmissions and by use of the Internet. Officers and employees of PNC may solicit proxies but will receive no special compensation for doing so.

We will ask banks, brokerage houses, and other types of custodians of PNC stock to forward our proxy material to their clients. We will pay for their expenses involved in this process.

We have hired D.F. King & Co., Inc. to help us in soliciting proxies. We will pay D.F. King $15,000, plus its out-of-pocket expenses, for providing information related to the annual meeting to our shareholders and helping to distribute proxy materials.

Shareholders Entitled To Vote

Our Board has set February 28, 2006 as the record date for the annual meeting. This date determines which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting. You must have owned PNC stock of record on February 28, 2006 in order to vote at this year’s annual meeting.

Outstanding Shares On The Record Date

This table shows the number of common and preferred shares issued and outstanding on February 28, 2006, the record date for the annual meeting. The table also shows the number of votes that each share of common and voting preferred stock has. The number of votes shown for each share of voting preferred stock equals the number of full shares of PNC common stock that can be acquired upon the conversion of a share of preferred stock.

Class	Record Date Number Outstanding	Votes Per Share
Common	294,852,255	1
Preferred – Series A	7,270	8
Preferred – Series B	2,117	8
Preferred – Series C	150,739	4 for each 2.4 shares
Preferred – Series D	204,997	4 for each 2.4 shares

Quorum

A quorum is the number of shares that must be present, either in person or by proxy, at the annual meeting in order for voting to be conducted. At our annual meeting, the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum. Votes withheld from director nominees and abstentions will still be counted in determining whether a quorum has been reached. Common stock and preferred stock holders will vote together as a single class at the meeting.

The New York Stock Exchange rules state that the total vote cast on each item required to be voted on by shareholders must represent over 50 percent in interest of the common stock and the voting preferred stock, voting together as a single class. As a result, shares not voted, abstentions, and broker non-votes (please see page 4 for an explanation of broker non-votes) will have a negative effect on the satisfaction of that requirement.

How To Vote

If you hold your shares directly, you have four ways to vote, as explained on your proxy card. If your shares are in an account at a bank or broker, you will receive an instruction card and information on how to give voting instructions to your bank or broker.

You may:

•	Complete, sign, date, and return the enclosed proxy card in the envelope provided; the envelope requires no postage if mailed in the United States.

OR

•	Vote by using the Internet. Instructions are provided on your proxy card. The Internet voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately. If you vote by the Internet, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

OR

•	Vote by telephone using the instructions on your proxy card.

OR

•	Vote in person by attending the annual meeting. We will distribute ballots on request to shareholders who are eligible to vote at the annual meeting. Even if you returned a proxy before the annual meeting, you may withdraw it and vote in person.

Pennsylvania law provides that shareholders voting by means of the Internet or the telephone, as we provide above, will be treated as having transmitted a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of Internet or telephone voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

How To Be Admitted To The Meeting

If you have received a proxy card, please detach the admission ticket and bring it to the annual meeting. The ticket will admit you and one other person.

If you hold your PNC shares in an account at a bank or broker, your name will not appear on our shareholder list. Please bring an account statement or a letter from your broker showing your PNC share holdings. Please show this documentation at the meeting registration desk to attend the meeting.

Everyone who attends the annual meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda.

If You Can’t Attend The Meeting

If you can’t attend the annual meeting in person, you can still listen to the meeting by using the webcast or telephone conference options that are explained on the inside cover of this proxy statement.

Have You Received More Than One Set Of Proxy Materials?

If two or more PNC shareholders live in your household, you may have received more than one set of our proxy materials. This may also happen if you maintain more than one shareholder account on the books of our transfer agent.

We have made a delivery method for proxy materials, called “householding,” available to our shareholders. If you consent to householding, only one set of annual reports and one proxy statement will be delivered to your address. A separate proxy card will be delivered for each account, however, and householding doesn’t affect your right to vote all of your PNC shares.

If you and the other PNC shareholders in your household are interested in householding, details are provided on the inside cover of this proxy statement. Householding reduces the number of proxy packages you receive and saves your company money.

Our householding process does not include accounts that you maintain at a bank or broker. Some brokerage firms now offer householding. Please speak with your broker directly about householding for your brokerage accounts.

What Is A Broker Non-Vote?

If your PNC shares are held in a brokerage account, your broker is obligated to vote your shares as instructed by you. If you don’t give voting instructions to your broker, your broker’s ability to vote your shares depends on whether the item is “routine” or “non-routine.” The New York Stock Exchange decides whether an item is “routine” or “non-routine.”

Under the New York Stock Exchange rules, brokers may vote on “routine” items in their discretion on behalf of any customers who do not furnish voting instructions within 10 days of the annual meeting. With respect to “non-routine” items that come before the annual meeting for a vote, brokers would not be able to vote at all without first receiving voting instructions from their customers.

A broker “non-vote” occurs when the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions. These broker “non-votes” would not be considered in the calculation of the majority of the votes cast and therefore would have no effect on the vote with respect to a non-routine item.

What Vote Is Required For A Proposal To Pass?

With regard to Item 1, the 17 nominees for election as directors who receive the greatest number of votes cast at the annual meeting will be elected as directors. This assumes that a quorum is present at the meeting. Although a withheld vote on any nominee will not affect the voting results, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will offer to resign in accordance with the PNC Corporate Governance Guidelines. For additional information on the guidelines, please see page 23.

With regard to Item 2, the proposal to approve The PNC Financial Services Group, Inc. 2006 Incentive Award Plan, the proposal will be approved if a majority of the votes cast are voted in favor of it. Under the New York Stock Exchange rules, a broker may not vote your shares on this proposal without your instructions. If you do not provide instructions, a broker non-vote will occur. Abstentions will not affect the results of the voting.

With regard to Item 3, the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as PNC’s independent auditors for 2006, the proposal will be approved if a majority of the votes cast are voted in favor of it. Abstentions will not affect the results of the voting.

Under Pennsylvania law, the act of “voting” does not include abstentions or failing to vote for a candidate or for approval or disapproval of a proposal. This is true whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those shareholders who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily an abstention or a mere absence or failure to vote is not the same thing as a negative decision, assuming that the New York Stock Exchange requirement explained in the “Quorum” section on page 2 has been satisfied.

ITEM 1

Election of Directors

Information Concerning Nominees

Our By-Laws provide that the number of directors must be at least five but not more than 36, as determined by the Board of Directors. Acting on the recommendation of the Nominating and Governance Committee, our Board has fixed the number of directors to be elected at the annual meeting at 17. The Board has nominated the persons named on pages 6 and 7 for election as directors, to hold office until the next annual meeting of shareholders and until the election and qualification of their successors. Mr. Milton A. Washington will retire from the Board at the annual meeting, in accordance with an established Board retirement policy.

Your proxy, unless you direct otherwise, will be voted FOR all of the nominees named on pages 6 and 7. All of these nominees are currently directors, with the exception of Ms. Kay C. James and Mr. George H. Walls, Jr., who are being nominated for director for the first time. All nominees have consented to being named in this proxy statement and to serve if elected. Our Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director. If for any reason, however, any nominee is not available or able to serve, your proxy will be voted in accordance with the recommendation of our Board.

The table on pages 6 and 7 lists:

•	the names of the nominees for election as directors;

•	their ages as of March 7, 2006;

•	their principal occupations as of March 7, 2006;

•	the years the nominees first became directors; and

•	their directorships of other public companies as of March 7, 2006.

Unless we indicate otherwise, all nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or a predecessor entity for at least the past five years.

The Board of Directors recommends a vote “FOR” each of the nominees listed on pages 6 and 7.

Name	Age	Principal Occupation	Director Since	Directorships in Other Public Companies
Paul W. Chellgren	63	Retired Chairman and Chief Executive Officer of Ashland Inc. (energy company); Adjunct Professor, Northern Kentucky University	1995	None

Robert N. Clay	59	President and Chief Executive Officer of Clay Holding Company (investments)	1987	None

J. Gary Cooper	69	Chairman of Commonwealth National Bank (community banking)	2002	Gencorp, Inc.; Protective Life Corporation; and United States Steel Corporation

George A. Davidson, Jr.	67	Retired Chairman of Dominion Resources, Inc. (public utility holding company)	1988	Goodrich Corporation; and Dominion Resources, Inc.

Kay C. James	56	Senior Partner, The J.C. Watts Companies (international business and public affairs consulting); Senior Executive Vice President, MZM, Inc. (national security), 2005; Director, U.S. Office of Personnel Management, 2001-2005; Senior Fellow and Director, The Citizenship Project, The Heritage Foundation (research and education) 1999-2001	New	Amerigroup, Inc.

Richard B. Kelson	59	Chairman’s Counsel of Alcoa Inc. (producer of primary aluminum, fabricated aluminum, and alumina)	2002	MeadWestvaco Corporation

Bruce C. Lindsay	64	Chairman and Managing Member of 2117 Associates, LLC (advisory company)	1995	None

Anthony A. Massaro	61	Retired Chairman and Chief Executive Officer of Lincoln Electric Holdings, Inc. (full-line manufacturer of welding and cutting products)	2002	Commercial Metals Company

Thomas H. O’Brien	69	Retired Chairman of PNC	1983	BlackRock, Inc.; Hilb, Rogal and Hobbs Company; and Verizon Communications Inc.

Jane G. Pepper	60	President of Pennsylvania Horticultural Society (nonprofit membership organization)	1997	None

Name	Age	Principal Occupation	Director Since	Directorships in Other Public Companies

James E. Rohr	57	Chairman and Chief Executive Officer of PNC	1989	Allegheny Technologies Incorporated; BlackRock, Inc.; and Equitable Resources Inc.

Lorene K. Steffes	60	Independent Business Advisor and Consultant; Vice President, International Business Machines, 1999-2003 (information technology and telecommunication products and services)	2000	RadiSys Corporation

Dennis F. Strigl	59	President and Chief Executive Officer of Verizon Wireless, Inc. and Executive Vice President of Verizon Communications Inc. (telecommunications)	2001	ANADIGICS Inc.

Stephen G. Thieke	59	Retired Chairman, Risk Management Committee of JP Morgan Incorporated (financial and investment banking services)	2002	None

Thomas J. Usher	63	Retired Chairman of United States Steel Corporation (integrated steelmaker) and Chairman of Marathon Oil Corporation (oil and gas industry)	1992	H.J. Heinz Company; Marathon Oil Corporation; PPG Industries, Inc.; and United States Steel Corporation

George H. Walls, Jr.	63	Former Chief Deputy Auditor of the State of North Carolina	New	Lincoln Electric Holdings, Inc.

Helge H. Wehmeier	63	Retired President and Chief Executive Officer of Bayer Corporation (healthcare, crop protection, and chemicals)	1992	Terex Corporation; and Owens-Illinois, Inc.

ITEM 2

Proposal To Approve The PNC Financial Services Group, Inc. 2006 Incentive Award Plan

On February 15, 2006, our Board adopted, subject to shareholder approval, The PNC Financial Services Group, Inc. 2006 Incentive Award Plan (the “Plan”), and directed that the proposal to approve the Plan be submitted to our shareholders for their approval at the 2006 annual meeting. We are also seeking shareholder approval: (1) so that shares available for issuance under the 1997 Long-Term Incentive Award Plan (the “Prior Plan”) will be transferred to, and issuable under, the Plan; (2) so that the compensation attributable to grants under the Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (the “Code”) (see discussion of “Section 162(m)” under “Federal Income Tax Consequences” on page 14); (3) in order for incentive stock options granted under the Plan to meet the requirements of the Code; and (4) in order to meet the NYSE corporate governance listing standards.

The Board believes that approval of the Plan by the shareholders will further PNC’s compensation structure and strategy. PNC’s ability to attract, retain and motivate top quality management, employees, officers and non-employee directors of PNC and its subsidiaries is material to PNC’s success, and the Board has concluded that these objectives would be enhanced by PNC’s ability to make grants under the Plan. In addition, the Board of Directors believes that the interests of PNC and its shareholders will be advanced if PNC can offer its employees, officers and non-employee directors the opportunity to acquire or increase their ownership interests in PNC. Prior to the transfer of shares available for issuance under the Prior Plan, the Prior Plan had 26,746,961 shares of common stock remaining available for issuance as of February 16, 2006 (including 3,099,961 shares reserved for grants through the annual meeting date and for exercise of reload or performance unit rights). If the Plan is approved by the shareholders, 23,647,000 shares available for issuance under the Prior Plan will be transferred to the Plan and no further grants will be made under the Prior Plan (other than grants made in connection with the exercise of reload or performance unit rights). All awards outstanding under the Prior Plan, including any reload or performance unit rights, will continue in full force and effect and no provisions of the awards will be affected or otherwise modified by the Plan.

As noted below, the total number of shares of PNC common stock initially authorized for issuance under the Plan during its term is 40,000,000 shares. However, PNC intends that the Plan’s average “burn rate” for the next three fiscal years will not exceed the average for PNC’s four-digit Global Industry Classification Standard sector code by more than one standard deviation. (The “burn rate” for a year is the ratio of shares subject to awards under the Plan made during the year to the total number of shares of PNC common stock outstanding as of the last day of such year.)

Benefits under the Plan generally will be granted at the discretion of the Board’s Personnel and Compensation Committee and are therefore not currently determinable. The material terms of the Plan are summarized below. This summary of the Plan is not intended to be a complete description of the Plan and is qualified in its entirety by the actual text of the Plan to which reference is made.

Material Features of the Plan

General. The Plan provides that grants may be in any of the following forms: (1) incentive stock options; (2) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”); (3) share awards; (4) restricted shares; (5) incentive shares; (6) share units; (7) share appreciation rights (“SARs”); (8) restricted share units; (9) performance units; (10) other share-based awards; and (11) dollar-denominated awards. We will refer to awards that are based on the value of PNC’s shares of common stock as “share-denominated awards” and awards that are based on a cash amount, and not by reference to the value of PNC common stock, as “dollar-denominated awards.” Dividend equivalents may be granted in connection with other share-denominated awards (other than options and share appreciation rights) or separately. Awards under the Plan may be settled in cash, shares of PNC common stock, or a combination of cash and shares, as provided in the terms of each award agreement.

Subject to adjustment in certain circumstances as described below, the Plan initially authorizes up to 40,000,000 shares of common stock for issuance (which includes 23,647,000 shares of common stock transferred to the Plan from the Prior Plan). No more than 10,000,000 of these shares may be issued in respect of awards other than options and SARs. If and to the extent options and SARs granted under the Plan (or granted under the Prior Plan and outstanding on the approval date of the Plan) terminate, expire or are cancelled, forfeited, exchanged or surrendered after the effective date of the

Plan without being exercised or if any share awards, share units, dividend equivalents or other share-based awards are forfeited or terminated, or otherwise not paid in full, after the effective date of the Plan (or, in the case of Prior Plan awards, after the approval date of the Plan), the shares subject to such grants will become available again for purposes of the Plan. Any portion of a share-denominated or dollar-denominated award that is payable only in cash pursuant to the terms of the applicable award agreement, and as described in PNC’s Annual Report filed with the SEC on Form 10-K, will be immediately available again for purposes of the Plan.

The Plan provides that the maximum aggregate number of shares of common stock, or its equivalent, that can be the subject of awards made to an individual during any calendar year is 2,000,000 shares, subject to adjustment as described below (the “Individual Limit”). Up to 1,000,000 shares of the Individual Limit may be allocated to share-denominated awards provided that no part of this limit is allocated to share-denominated awards or portions thereof that, by their terms, may only be settled in cash. In addition, up to 1,000,000 shares of the Individual Limit (or the cash equivalent) may be allocated to share-denominated awards or portions thereof that, by their terms, may only be settled in cash or to dollar-denominated awards (with the cash equivalent being determined based on the fair market value of PNC stock at the time each such award is granted).

If the exercise and payment of one award automatically affects the number of shares that may be issued in connection with the exercise or payment of another related award, only the maximum amount that can be issued in connection with both awards in the aggregate will be counted against the number of shares reserved for issuance under the Plan and against the Individual Limit described above.

If approved by the shareholders, the Plan will become effective as of February 15, 2006.

Plan Management. The Plan is managed and interpreted by the committee. For purposes of awards granted to employees, the committee means the Personnel and Compensation Committee or its delegate. For purposes of awards granted to non-employee directors, the committee means the Nominating and Governance Committee, unless otherwise determined by the Board. The committee has the authority to: (1) determine the individuals to whom grants will be made under the Plan; (2) determine the type, size and terms of the grants; (3) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (4) amend the terms of any previously issued grant, subject to the limitations described below; (5) adopt guidelines separate from the Plan that set forth the specific terms and conditions for grants under the Plan; and (6) deal with any other matters arising under the Plan. The determinations of a committee are made in its sole discretion and are final, binding and conclusive. The Personnel and Compensation Committee presently consists of Messrs. Strigl (Chairman), Chellgren, Massaro, Usher and Washington, each of whom is a non-employee director of PNC. The Nominating and Governance Committee presently consists of Messrs. Usher (Chair), Clay, Massaro and Wehmeier, and Ms. Pepper. Administrative functions under the Plan will be performed by employees of PNC, as approved by the Chief Executive Officer or the Chief Human Resources Officer of PNC. Moreover, the committee may delegate to officers or managers of PNC the authority to grant awards under the Plan from a preauthorized pool of shares.

Eligibility for Participation. All of the employees and officers of PNC and its subsidiaries are eligible for grants under the Plan. Non-employee directors of PNC are also eligible to receive grants under the Plan. As of March 7, 2006, approximately 23,000 employees and 15 non-employee directors who are standing for re-election will be eligible to receive grants under the Plan. In addition, Ms. James and Mr. Walls will also be eligible to receive grants under the Plan, if they are elected as directors of PNC at the annual meeting.

Types of Awards.

Stock Options

The committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or options that are not intended to so qualify (“non-qualified stock options” or “NQSOs”), or any combination of ISOs and NQSOs, provided that ISO grants generally cannot exceed 1,000,000 shares per calendar year. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees of PNC and certain of its subsidiaries may receive a grant of ISOs.

The committee fixes the share exercise price for options on grant. The exercise price of an NQSO will generally be equal to the fair market value of the underlying shares of common stock as of the grant date unless the committee fixes a different exercise price, subject to the limitations of Section 409A of the Code. The exercise price of an ISO granted under the Plan will be equal to the fair market value of the underlying shares of common stock as of the grant date. Also, if a participant who will be granted an ISO is a person who holds more than ten percent of the total combined voting power of all classes of outstanding stock of PNC, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of common stock as of the grant date. To the extent that the aggregate fair market value of shares of common stock, determined as of the grant date, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The committee determines the term of each option; provided, however, that the term may not exceed ten years from the grant date and, if the recipient of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of PNC, the term for such person may not exceed five years from the grant date. The vesting period for options begins on the date of grant and ends on such date as is determined by the committee, in its sole discretion, which is specified in the award agreement; provided, that, an option may not be exercised until the expiration of at least six months from the date of grant (the committee may waive this limitation in the event of death or disability of the participant or, if permitted in the award agreement, a change in control of PNC). Options may be exercised while the participant is employed by or providing service to PNC or within a specified period of time after termination of such employment or service up to the expiration of the option term, as determined by the committee. A participant may exercise an option by delivering notice of exercise to PNC or its designated agent. The participant will pay the exercise price and any withholding taxes for the option: (1) in cash or by check; (2) if provided in the agreement, by delivering shares of common stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares; (3) if provided in the agreement, by delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to PNC the amount of sale or loan proceeds to pay the exercise price and related withholding taxes; or (4) by such other method as the committee may approve, to the extent permitted by applicable law. The committee may provide that an option will be substituted with an SAR that will be subject to the same number of underlying shares as the substituted option.

SARs

The committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independent of, other awards. Upon exercise of an SAR, the participant will receive an amount equal to the excess of the fair market value of the common stock as of the exercise date over the base amount set forth in the award agreement. The base amount of an SAR will generally be equal to the fair market value of the underlying shares of common stock as of the grant date, unless the committee fixes a different base price, subject to the limitations of Section 409A of the Code. Such payment to the participant will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the committee. The committee will determine the period when SARs vest and become exercisable, provided that an SAR may not be exercised until the expiration of at least six months from the grant date (the committee may waive this limitation in the event of death or disability of the participant or, if permitted in the award agreement, a change in control of PNC), the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options or other awards. SARs may be exercised while the participant is employed by or providing service to PNC or within a specified period of time after termination of such employment or service, as determined by the committee.

Share Units and Restricted Share Units

The committee may grant share units to anyone eligible to participate in the Plan. Share units may be granted in connection with, or independent of, other awards. Each share unit provides the participant with the right to receive a share of common stock or an amount based on the value of a share of common stock at a future date. The committee determines the number of share units that will be granted, whether share units will become payable only if specified performance goals (referred to in the Plan as “performance units”) or other conditions (referred to in the Plan as “restricted share units”) are met, and the other terms and conditions applicable to the share units. Share units may be paid at the end of a specified period or deferred to a date authorized by the committee. If a share unit becomes distributable, it will be paid to the participant in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the committee.

Share Awards and Restricted Shares

The committee may grant share awards to anyone eligible to participate in the Plan. The committee may require that participants pay consideration for the share awards and may impose restrictions on the share awards (referred to in the Plan as “restricted shares”). If restrictions are imposed on share awards, the committee will determine whether they will lapse over a period of time or according to such other criteria as the committee determines appropriate. The committee determines the number of shares of common stock subject to the grant of share awards and the other terms and conditions of the grant. The committee will determine to what extent, and under what conditions, a participant will have the right to vote restricted shares and to receive dividends or other distributions paid on such shares during the restriction period. The committee may determine that a participant’s entitlement to dividends or other distributions with respect to share awards will be subject to the achievement of performance goals or other conditions.

Incentive Shares

The committee may grant incentive shares to anyone eligible to participate in the Plan. Incentive shares may be granted in connection with, or independent of, other awards. Each incentive share provides the participant with the right to receive a share of common stock at such times and subject to such conditions as the committee determines, which may include making receipt of the shares or a percentage of the shares subject to meeting specified performance goals. The committee determines the number of incentive shares that will be granted, the performance goals and the target amount that will be paid if performance criteria are part of the grant, and the other terms and conditions applicable to the incentive shares.

Other Share-Based Awards

The committee may grant other types of share-based awards, including dividend equivalents, that would not otherwise constitute options, SARs, share units, share awards and incentive shares. The committee may grant other share-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of common stock and/or dividends paid thereon, and may be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The terms and conditions for these grants will be determined by the committee.

Dollar-Denominated Awards

The committee may grant dollar-denominated awards to eligible participants. These grants will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock on such terms and conditions as the committee determines. The committee will decide whether a dollar-denominated award will become payable only if specified performance goals or conditions are met.

Qualified Performance-Based Compensation. The Plan permits the committee to impose and specify objective performance goals that must be met with respect to grants of share units, share awards, incentive shares, dividend equivalents, other share-based awards and dollar-denominated awards to employees. The committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the committee. Prior to or soon after the beginning of the performance period, the committee will establish in writing the performance goals that must be met, the applicable performance periods, the maximum amounts to be paid if the performance goals are met, and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: earnings or earnings growth; return on assets, equity or investment; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; reduction of nonperforming assets or loans; achievement of balance sheet or income statement objectives; or any other objective goals established by the committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The foregoing measures may be based on individual or business unit performance or the performance of PNC or PNC’s subsidiaries independently or as a whole, or a combination of the foregoing.

Dividend Equivalents. The committee may provide in share-denominated awards other than options or share appreciation rights for dividend equivalents, which permit the grantee to receive equivalent value for shares subject to the award as dividends are paid on PNC common stock. Dividend equivalents are payable in cash or shares of common stock, may be paid currently or deferred, may be accrued as cash obligations or converted into share units, and may accrue interest. The terms and conditions of dividend equivalents are determined by the committee.

Deferrals. The committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the Plan. The committee will establish the rules and procedures applicable to any such deferrals, which must comply with Section 409A of the Code.

Adjustment Provisions. The committee will have discretion under the Plan to make adjustments, where appropriate, in the number and class of shares subject to outstanding share-denominated awards, in the exercise price and base price of options, SARs and any other awards using such a price, in the aggregate number and class of shares for which share-denominated awards may be made or in which awards may be paid, and in the other share-based limits provided in the Plan to reflect any corporate transaction or event, including without limitation, share dividends, share splits, spin-offs, split-ups, recapitalizations, mergers, consolidations or reorganizations of or by PNC.

Foreign Participants. If any individual who receives a grant under the Plan is subject to taxation in countries other than the United States, the Plan provides that the committee may make grants to such individuals on such terms and conditions as the committee determines appropriate to recognize differences in and to comply with the laws of the applicable countries.

Modification or Substitution of Awards. The committee may only modify awards, or grant new awards in substitution, subject to the terms and conditions of Section 409A of the Code and the Plan. No modification of an award granted under the Plan will (i) without the consent of the optionee or grantee, adversely affect the rights or obligations of the optionee or grantee, except as otherwise permitted under the Plan (or as may be necessary for the award to qualify as performance-based compensation or to comply with Section 409A of the Code) or (ii) reduce the exercise price or base price of an award. Substituted awards that specify a lower exercise or base price are otherwise prohibited, unless approved by our shareholders.

Amendment and Termination of the Plan. The Board of Directors or the committee may amend or terminate the Plan at any time, subject to shareholder approval, if such approval is required under any applicable laws or stock exchange requirements. No new awards may be made under the Plan after April 25, 2016 (and no ISOs may be granted after February 14, 2016).

The closing market price of PNC’s common stock on March 10, 2006, was $69.98 per share.

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of shareholders considering how to vote at the meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. PNC, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and PNC will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (1) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and PNC’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (2) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and PNC will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (3) PNC will not be entitled to a tax deduction for compensation attributable to awards granted to one of its named executive officers if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (4) an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or common stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer, or any of its four other most highly compensated executive officers, in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. PNC intends that options and SARs granted at or above the fair market value of the common stock as of the grant date will qualify as performance-based compensation. Share units, share awards, incentive shares, dividend equivalents, other share-based awards and dollar-denominated awards granted under the Plan will only qualify as “performance-based compensation” when the committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The Plan provides that PNC has the right to require the recipient of any award under the Plan to pay to PNC an amount necessary for PNC to satisfy its federal, state or local tax withholding obligations with respect to such grants. PNC may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. PNC may permit a participant to satisfy PNC’s withholding obligation by having shares acquired pursuant to the grant withheld or may provide that such shares will be withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The Plan also provides that PNC may permit a participant to satisfy PNC’s withholding obligation that exceeds the minimum applicable withholding tax rate by transferring to PNC previously acquired shares of common stock.

Availability of Plan Document

The full text of the 2006 Incentive Award Plan is included as Exhibit A to this proxy statement.

The Board of Directors believes that the adoption of the 2006 Incentive Award Plan will enable PNC to provide significant equity-based and other incentives to employees, officers and non-employee directors who are expected to contribute materially to PNC’s future success.

Accordingly, the Board of Directors recommends a vote “FOR” the approval of The PNC Financial Services Group, Inc. 2006 Incentive Award Plan.

ITEM 3

Ratification Of The Audit Committee’s

Selection Of Deloitte & Touche LLP As

Independent Auditors For 2006

Our Board’s Audit Committee is composed entirely of directors who are independent as defined in the New York Stock Exchange listing standards. Among other things, the Board has also determined that each committee member is financially literate and possesses accounting or related financial management expertise. The Board made these determinations in its business judgment, based on its interpretation of the New York Stock Exchange’s requirements for committee members. The Board has also determined that Mr. Chellgren, the chairman of the Audit Committee, and Mr. Kelson are each an “audit committee financial expert.” The rules of the Securities and Exchange Commission define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee.

Under the Audit Committee’s charter, the committee is responsible for selecting PNC’s independent auditors pursuant to a well-organized process. The committee also evaluates and monitors the auditors’ qualifications, performance, and independence. This evaluation includes a review and evaluation of the lead partner of the independent auditors. The committee also takes into account the opinions of management and PNC’s General Auditor, who has supervisory responsibility for the internal audit function. You can learn more about the committee’s responsibilities with respect to the independent auditors in the committee’s charter, which is attached as Exhibit B to this proxy statement.

The Audit Committee conducted its 2006 evaluation of PNC’s Independent Registered Public Accounting Firm, Deloitte & Touche LLP, at its meeting on February 14, 2006. Following that evaluation, the committee voted unanimously to select Deloitte & Touche LLP as PNC’s independent auditors for 2006, subject to shareholder ratification.

The Audit Committee presented its conclusions regarding the independent auditors to the Board of Directors on February 15, 2006. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Deloitte & Touche LLP as PNC’s independent auditors for 2006. Deloitte & Touche LLP has served as PNC’s independent auditors since 2002.

The Audit Committee has adopted a policy that if a majority of the votes cast at the annual meeting are against ratification, the committee will reconsider its selection of Deloitte & Touche LLP. The committee will be under no obligation, however, to select new independent auditors. If the committee does select new independent auditors for 2006, shareholder ratification of the committee’s new selection will not be sought. The Board approved this policy on November 18, 2004.

The Board of Directors recommends a vote “FOR” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as independent auditors for 2006.

CORPORATE GOVERNANCE AT PNC

This portion of the proxy statement contains information about a variety of our corporate governance policies and practices. In particular, you will find information about how we are complying with the New York Stock Exchange’s corporate governance rules. We also discuss the functions of the Board’s Nominating and Governance Committee and communications between shareholders and our Board of Directors.

We encourage you to visit the corporate governance section of the “For Investors” page of our corporate website at www.pnc.com for additional information about our Board and its committees and corporate governance at PNC. Additional information on these topics is also included in other sections of this proxy statement.

If you would like to have printed copies of the PNC Corporate Governance Guidelines, the PNC Code of Business Conduct and Ethics, or the charters of the Board’s Audit, Nominating and Governance, or Personnel and Compensation Committees (all of which are posted on our corporate website), please send your written request to: Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza—21st Floor, 249 Fifth Avenue, Pittsburgh, PA 15222-2707. We’ll provide the material at no cost to you.

Director Independence

Background. We have a long history of maintaining a board of directors that has a majority of non-management directors. Because we are a company listed on the New York Stock Exchange, our Board of Directors must have a majority of independent directors. Under the Exchange’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with PNC. A director may have a material relationship with PNC directly or as a partner, shareholder, or officer of an organization that has a relationship with PNC. In particular, the Board may not find directors who have relationships covered by one of five bright-line independence tests established by the Exchange, as discussed below, to be independent.

The Exchange’s corporate governance rules do not define every relationship that will be considered material for purposes of determining a director’s independence from our management. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The Exchange does not view the ownership of even a significant amount of PNC stock, by itself, as a bar to an independence finding.

The New York Stock Exchange’s bright-line independence tests. The Exchange has adopted five bright-line independence tests for directors. Each of these tests describes a specific set of circumstances that will cause a director to be not independent from our management. For example, a director who is an employee of PNC, or whose immediate family member is an executive officer of PNC, is not independent until three years after the end of the employment relationship.

The four other bright-line independence tests address circumstances involving:

•	the receipt of more than $100,000 per year in direct compensation from PNC, except for certain permitted payments such as director fees;

•	relationships with PNC’s internal or external auditors;

•	interlocking directorates; and

•	business relationships involving companies that make payments to, or receive payments from, PNC above specified annual thresholds.

For more information about the Exchange’s bright-line director independence tests, including the Exchange’s commentary explaining the application of the tests, please go to the Exchange’s website at www.nyse.com/pdfs/section303A_final_rules.pdf.

Categorical standards of director independence adopted by our Board of Directors. The Exchange’s corporate governance rules permit a listed company’s board of directors to adopt categorical standards of director independence. Categorical standards permit a board of directors to determine in advance that specific categories of relationships between a listed company and a director do not, by themselves, render a director non-independent. Of course, categorical standards of independence can’t override the bright-line independence tests established by the New York Stock Exchange. Categorical standards are intended to assist a board in making determinations of independence. The Exchange recognizes that the adoption and disclosure of categorical standards provide investors with an adequate means of assessing the quality of a board’s independence and its independence determinations while avoiding the excessive disclosure of immaterial relationships.

Our Board, acting on the recommendation of its Nominating and Governance Committee, has adopted four categorical standards of independence. Our Board applied these standards in determining the independence of the persons nominated for election as directors at the annual meeting. The standards describe categories of relationships that our Board has determined are not material to its determinations of director independence.

The categorical standards of independence generally provide, among other things, that ordinary course business relationships do not constitute material relationships. The categorical standards permit the provision of consulting, legal, or accounting services within ordinary course business relationships only as long as two conditions are satisfied. First, the director or an immediate family member can’t personally provide the services to PNC as his or her primary client. Second, the director or immediate family member can’t be a partner, managing member, or principal of, or an executive officer with significant policy-making authority over, the firm providing the services to PNC.

As required by the Exchange’s corporate governance rules, we disclose below if all of a director’s relationships with us meet these categorical standards.

In certain limited cases, a director may have a relationship that is described by a categorical standard and a New York Stock Exchange bright-line independence test. In such a case, the bright-line test will determine whether the director’s relationship is a material relationship that prohibits a determination of independence by our Board.

The categorical standards of independence adopted by the Board may be further amended from time to time. The most current version of the categorical standards is posted on the “Corporate Governance” section of the “For Investors” page of our corporate website at www.pnc.com.

Independence determinations made by our Board. At its meeting on February 15, 2006, the Board made a determination as to the independence of each current director, in accordance with the applicable New York Stock Exchange corporate governance rules. No director participated in the final determination of his or her own independence. Fifteen of the 17 nominees for election as directors at the annual meeting are currently directors. The Board made a determination, by written consent dated March 9, 2006, as to the independence of the two directors who are being nominated for the first time, in accordance with the applicable New York Stock Exchange corporate governance rules.

In making these determinations, our Board relied in part on the findings and recommendations made by its Nominating and Governance Committee. The independence determinations shown below were based on the information known to our Board and its Nominating and Governance Committee as of February 14, 2006 for current directors and as of March 9, 2006 for first-time director nominees. Our Board and its Nominating and Governance Committee will consider information relevant to these independence determinations as it is brought to their attention.

•	Directors determined by our Board not to be independent. Our Board has determined that the following directors are not independent under the Exchange’s corporate governance rules: Messrs. Rohr and O’Brien.

•	Directors determined by our Board to be independent and who have or may have one or more relationships meeting the Board’s categorical standards of independence. Our Board has affirmatively determined that each of the following directors or nominees has no material relationship with PNC, either directly or as a partner, shareholder, or officer of an organization that has a relationship with PNC. Therefore, our Board has affirmatively determined that each of these directors or nominees is independent under the New York Stock Exchange’s corporate governance rules: Msses. James, Pepper and Steffes and Messrs. Chellgren, Clay, Cooper, Davidson, Kelson, Lindsay, Massaro, Strigl, Thieke, Usher, Walls, and Wehmeier. Each of them has or may have one or more relationships with PNC that meet the categorical standards of independence adopted by our Board.

Certain charitable contributions. To our knowledge, the aggregate grants and contributions made by us, our subsidiaries, and the PNC Foundation to any nonprofit or charitable organization for which a director served as an executive officer did not exceed the greater of $1 million or two percent of that organization’s consolidated gross revenues in any single fiscal year of the organization during the period 2003 through 2005.

Meetings Of Our Non-Management And Independent Directors

Our non-management directors regularly meet in executive sessions without management present. “Non-management” directors include all directors who are not PNC officers. Currently, Mr. Rohr is the only PNC officer serving on our Board. The non-management directors have designated Mr. Usher as the Board’s Presiding Director. Among other responsibilities, he presides at these sessions.

“Non-management” directors may include directors not employed by PNC whom our Board has determined not to be independent under the Exchange’s corporate governance rules. If our non-management directors include directors who are not independent, our independent directors will meet at least quarterly by themselves in executive session. Our Board has adopted a policy that our independent directors will meet by themselves at least quarterly, rather than the annual session required by the New York Stock Exchange rules. Currently, Mr. O’Brien is the only non-management director whom our Board has determined not to be independent. The Board’s Presiding Director also presides at these executive sessions.

Communicating With Our Directors

Shareholders or other interested parties wishing to communicate directly with the Presiding Director, our non-management directors as a group, the entire Board of Directors, or with any specific director may do so at any time by writing to the following address: Presiding Director, The PNC Financial Services Group, Inc. Board of Directors, P.O. Box 2705, Pittsburgh, PA 15230-2705. Communications sent to this address will be delivered without being screened by our employees.

Communications to the Board or to one or more specific directors that are sent instead to our offices will be handled in accordance with a collection and organization process approved by the Board’s independent directors. Such communications are subject to a screening process that will determine which communications will be relayed to directors. This screening process is described in the corporate governance section of the “For Investors” page of our corporate website at www.pnc.com.

Shareholders who wish to: (1) make a nomination for the election of a director; (2) submit proposals to be considered for inclusion in our 2007 proxy materials; or (3) make a proposal for action at an annual meeting of shareholders, should follow the instructions given later in this section of the proxy statement.

Our Board, acting on the recommendation of its Nominating and Governance Committee, has adopted a policy that strongly encourages each director to attend the annual meeting in person, if possible, in light of surrounding circumstances. Each director is reminded of this policy in advance of the date of the annual meeting. Thirteen directors attended PNC’s 2005 annual meeting of shareholders.

Our Director Nomination Process

The Board’s Nominating and Governance Committee. Our Board has a standing Nominating and Governance Committee that has a written charter approved by the Board. The committee’s purpose is to assist our Board in promoting the best interests of PNC and its shareholders through the implementation of sound corporate governance principles and practices. A copy of the committee’s current charter, which is reviewed and reassessed by the committee annually, is posted on the “Corporate Governance” section of the “For Investors” page of our corporate website at www.pnc.com and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary at the address given on page 16.

The Board’s current Nominating and Governance Committee is composed entirely of independent directors. When our Board holds its organization meeting following the annual meeting of shareholders, only independent directors will be appointed to the Nominating and Governance Committee. The committee is presently composed of Ms. Pepper and Messrs. Usher (Chairman), Clay, Massaro, and Wehmeier.

The Nominating and Governance Committee’s responsibilities include assisting the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board of Directors nominees for election at the next annual meeting of shareholders. The committee may also recommend that our Board appoint qualified individuals as directors between annual meetings of shareholders.

Candidates recommended by a shareholder. The Nominating and Governance Committee has adopted a policy that formalizes its long-standing practice of considering any director candidate recommended by a shareholder in good faith.

The Nominating and Governance Committee will not consider a candidate recommended by you unless you follow these procedures in submitting the recommendation. Your recommendations with respect to the 2007 annual meeting of shareholders must be submitted in writing no later than November 24, 2006 to: Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza-21st Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707. Please provide the name, age, citizenship, business and residence addresses, qualifications, including principal occupation or employment, and directorships and other positions held by the proposed nominee in business, charitable, and community organizations. You must also provide information concerning:

•	any commercial, industrial, banking, consulting, legal, accounting, charitable, familial, or other relationships involving the proposed nominee and us or our subsidiaries that may be relevant in determining whether your nominee is independent of our management and eligible to serve on the Board’s Audit, Nominating and Governance, and Personnel and Compensation Committees, under the rules of the Securities and Exchange Commission and the New York Stock Exchange, and for the Personnel and Compensation Committee, under Section 162(m) of the Internal Revenue Code; and

•	the educational, professional, and employment-related background and experience of your nominee, together with any other facts and circumstances that may be relevant in determining whether your nominee is an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The committee will not consider any candidate with an obvious impediment to serving as one of our directors.

How candidates for our Board are identified and evaluated. The Nominating and Governance Committee identifies individuals qualified to become Board members consistent with criteria approved by our Board of Directors, on the recommendation of the Nominating and Governance Committee. These criteria include:

•	a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable, or non-profit organizations;

•	manifest competence and integrity;

•	a strong commitment to the ethical and diligent pursuit of shareholders’ best interests;

•	the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction;

•	our Board’s strong desire to maintain its diversity in terms of race and gender; and

•	personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of our Board.

The Nominating and Governance Committee has identified the following specific qualities or skills as being necessary for one or more of our directors to possess:

•	a majority of our directors must satisfy the independence standards established by the New York Stock Exchange;

•	enough independent directors must be financially literate and have accounting or related financial management expertise so that the current and anticipated membership needs of the Audit Committee can be satisfied;

•	directors are expected to gain a sound understanding of our strategic vision, our mix of businesses, and our approach to regulatory relations and risk management; and

•	the Board as a whole must possess a mix of qualities and skills adequate to address the risk factors to which we are subject.

When the Nominating and Governance Committee evaluates our current directors for possible nomination for reelection at our annual meeting, the committee considers all of the factors listed above. In addition, the committee considers:

•	meeting attendance and participation; and

•	the value of the director’s contributions to the effectiveness of our Board and its committees.

At this time, the Nominating and Governance Committee has decided not to adopt specific, minimum qualifications that must be met by a committee-recommended nominee for the Board, but may do so in the future.

The current practice of the Nominating and Governance Committee is to identify potential director nominees through a variety of sources. The committee considers recommendations made by current or former directors or members of executive management. When appropriate, the committee may retain search firms to identify director candidates. Potential candidates also may be identified through contacts in the business, civic, academic, legal, and non-profit communities. Potential candidates may be informally approached by the chairman of the Board or the chairman of the Nominating and Governance Committee to determine their interest in joining our Board.

Each nominee for director is evaluated initially by the Nominating and Governance Committee at a meeting of the committee. The committee considers all relevant information then available about the candidate in light of the Board’s approved criteria for persons qualified to become directors and the Board’s current and anticipated needs in terms of diversity, specific qualities or skills, experience, or background.

If the committee declines to recommend a candidate for election or appointment to our Board, no further action is taken, but the committee’s decision is reported to the Board by the committee chairman at our Board’s next regular meeting. If the candidate has been recommended by a shareholder, the committee’s secretary will send a letter to the shareholder informing him or her of the committee’s decision and the date of the meeting at which the committee considered the candidate.

If the committee decides to recommend a candidate to our Board as a nominee for election at an annual meeting of shareholders or for appointment by our Board, the committee chairman reports the committee’s decision to our Board at its next meeting. In advance of that meeting, each of the other directors is provided with the same biographical and other background information about the candidate that was considered by the Nominating and Governance Committee.

After discussion and questions, the entire Board votes on whether to nominate the candidate for election or appoint the candidate to the Board. If our Board’s discussion has raised issues that require additional facts or deliberation, the Board’s vote may be postponed until a future meeting.

Successful candidates are informed of the Board’s decision and invited to become a director, or stand for election as a director, by the chairman of the Board and the chairman of the Nominating and Governance Committee, jointly acting on behalf of our entire Board of Directors.

Under its current practices, there are no differences in how the Nominating and Governance Committee evaluates a nominee for director based on whether the nominee is recommended by the committee or by a shareholder.

Ms. James was initially identified, recommended and evaluated by Spencer Stuart, a third-party executive search firm retained by the Nominating and Governance Committee to conduct a search for new director candidates. Mr. Walls was initially identified and recommended by a non-management director, and evaluated by Spencer Stuart. The Nominating and Governance Committee, at its January 19, 2006 and February 14, 2006 meetings evaluated Ms. James and Mr. Walls in accordance with the Board-approved criteria described above. The committee recommended that each candidate be nominated to the full Board at its meeting on February 15, 2006, subject to a determination of their independence under the standards established by the New York Stock Exchange . By written consent dated March 9, 2006, and based on the results of a review process supervised by the committee, the Board affirmed the independence of both Ms. James and Mr. Walls.

The Personnel And Compensation Committee

Our Board has a standing Personnel and Compensation Committee that has a written charter approved by the Board. This charter is reviewed and reassessed by the committee annually. A copy of the charter is also posted on the “Corporate Governance” section of the “For Investors” page of our corporate website at www.pnc.com, and is also available in print to any shareholder who requests a copy by writing to our Corporate Secretary at the address given on page 16. Our committee meets the requirements of The New York Stock Exchange’s corporate governance rules, which state that the Personnel and Compensation Committee be composed entirely of directors who are independent under the Exchange’s independence standards. The committee’s members also satisfy the independence standards established by applicable federal income tax and securities laws. When our Board holds its organizational meeting following the annual meeting of shareholders, only independent directors will be appointed to the Personnel and Compensation Committee.

The Personnel and Compensation Committee’s purpose is to discharge our Board’s oversight responsibilities relating to the compensation of our executive officers and other specified responsibilities related to personnel and compensation matters affecting PNC. The committee has direct responsibility for evaluating and for approving, or recommending for approval by our Board or our shareholders, executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs. The committee is also responsible for producing an annual report on executive compensation for our proxy statement and for reviewing and evaluating the development of an executive management succession plan. The committee’s report on executive compensation for fiscal year 2005 begins on page 36 of this proxy statement. The committee is currently composed of Messrs. Strigl (Chairman), Chellgren, Massaro, Usher, and Washington.

The Audit Committee

Our Board has a standing Audit Committee that satisfies the requirements of Section 3(a)(58)(A) of the Exchange Act and Securities and Exchange Commission Rule 10A-3. Rule 10A-3 establishes listing standards relating to audit committees in the following areas:

•	the independence of audit committee members;

•	the audit committee’s responsibility to select and oversee the company’s independent auditors;

•	procedures for handling complaints regarding the company’s accounting practices;

•	the authority of the audit committee to engage advisors; and

•	funding for payment of the independent auditors and any outside advisors engaged by the audit committee and for the payment of the ordinary administrative expenses of the committee.

The Audit Committee is governed by a written charter approved by our Board of Directors. A copy of this charter, as approved and amended by our Board on February 15, 2006, is included as Exhibit B to this proxy statement. A copy of the charter is also posted on the “Corporate Governance” section of the “For Investors” page of our corporate website at www.pnc.com, and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary at the address given on page 16.

The Audit Committee’s primary purposes are to:

•	provide assistance to the Board by: (1) monitoring the integrity of our consolidated financial statements; (2) monitoring compliance with legal and regulatory requirements and with our Code of Business Conduct and Ethics; (3) evaluating and monitoring the independent auditors’ qualifications and independence; and (4) evaluating and monitoring the performance of our internal audit function and independent auditors; and

•	prepare the report required by the rules of the Securities and Exchange Commission to be included in our annual proxy statement. The committee’s report is on page 60.

The committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including the resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The committee is also responsible for approving all audit engagement fees and terms, as well as all permitted non-audit engagements, with the independent auditors. The committee pre-approves all auditing services and permitted non-audit services to be performed for PNC by the independent auditors and considers whether the provision of non-audit services is compatible with maintaining the auditors’ independence. A description of the Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services begins on page 57. The independent auditors report directly to the committee. Our General Auditor also reports directly to the committee, which is responsible for preparing his performance evaluation and reviewing his compensation.

The Audit Committee is currently composed of Messrs. Chellgren (Chairman), Cooper, Davidson, Kelson, and Lindsay. Each committee member is independent, as defined in the New York Stock Exchange listing standards. When our Board holds its organizational meeting following the annual meeting of shareholders, only independent directors will be appointed to the Audit Committee. Acting on the recommendation of the Nominating and Governance Committee, the Board of Directors has determined that Messrs. Chellgren and Kelson are each “audit committee financial experts,” as that term is defined in the Securities and Exchange Commission’s rules. The committee regularly holds separate sessions with our management, internal auditors and independent auditors.

PNC’s Corporate Governance Guidelines, which are discussed in the next section of this proxy statement, limit the number of public company audit committees on which Audit Committee members can serve to three, including PNC’s Audit Committee. This limitation was adopted in recognition of the committee’s demanding role and responsibilities and the time commitment required of committee members.

Our Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines which address these key corporate governance subjects, among others:

•	director qualification standards;

•	director access to management and independent advisors;

•	director compensation;

•	director orientation and continuing education;

•	management succession; and

•	an annual performance evaluation of the Board.

The Corporate Governance Guidelines also provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of our Board. The Nominating and Governance Committee will promptly consider the nominee’s resignation and will recommend to the full Board whether to accept or reject it. The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting when the election occurred. PNC’s Corporate Governance Guidelines are posted on the “Corporate Governance” section of the “For Investors” page of our corporate website at www.pnc.com, and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary at the address given on page 16.

Our Code Of Business Conduct And Ethics

Our Board of Directors, acting on the recommendation of its Audit Committee, has adopted the PNC Code of Business Conduct and Ethics for our directors, officers, and employees. The Board intends that this Code satisfy the requirements of the Securities and Exchange Commission rules for a code of ethics that applies to our chief executive officer and senior financial officers. The Code requires that any exception to any provision of the Code for directors or executive officers must be submitted for approval to the Board’s Audit Committee. Such exceptions will be publicly disclosed as required by law or the rules of the New York Stock Exchange.

The Code also contains compliance standards and procedures that are designed to facilitate the effective operation of the Code.

Our Code of Business Conduct and Ethics addresses these important topics, among others:

•	conflicts of interest;

•	corporate opportunities;

•	confidentiality of information;

•	fair dealing;

•	protection and proper use of our assets;

•	compliance with laws, rules, and regulations (including insider trading laws); and

•	encouraging the reporting of any illegal or unethical behavior.

A copy of our Code of Business Conduct and Ethics is posted on the “Corporate Governance” section of the “For Investors” page of our corporate website at www.pnc.com, and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary at the address given on page 16.

Shareholder Proposals And Nominations

Eligible shareholders may submit proposals to be considered for inclusion in our 2007 proxy materials for the 2007 annual meeting of shareholders if they do so in accordance with the applicable

Securities and Exchange Commission rules. Your proposal must be in writing and received by the Corporate Secretary at our principal executive offices no later than November 24, 2006, in order to be considered for inclusion in our 2007 proxy materials. For information on how to submit the name of a person to be considered by the Nominating and Governance Committee for possible nomination as a director, please see the discussion of our director nomination process earlier in this section.

Director nominations and proposals for action at an annual meeting of shareholders may be made otherwise only: (1) pursuant to our notice of such meeting; (2) by the presiding officer; (3) by or at the direction of a majority of the Board of Directors; or (4) by one or more shareholders in accordance with the applicable rules of the Securities and Exchange Commission and the governing provisions of our By-Laws.

A shareholder may make a nomination for election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary at our principal executive offices not later than: (1) 90 days prior to the annual meeting (which, for the 2007 annual meeting, would mean no later than January 24, 2007, if the annual meeting is held on April 24, 2007, unless a different date for such notice has been stated in our most recent proxy materials distributed to shareholders); or (2) if the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day following the first public disclosure of the meeting date. Public disclosure of the date of any annual meeting may be made in a filing with the Securities and Exchange Commission, in any notice we give to the New York Stock Exchange, or in a news release reported by any national news service.

Your notice must include: (1) your name and address and the class and number of shares of PNC stock that are owned of record and beneficially by you and any beneficial owner you are acting for; and (2) a representation that you are a beneficial owner of PNC stock entitled to vote at such meeting and that you intend to be present at the meeting in person or by proxy to make your nomination or proposal.

Your notice of nomination for the election of a director must also include:

•	the name and address of the person to be nominated;

•	a description of all arrangements or understandings between you and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by you;

•	such other information regarding the nominee as would be required to be included in proxy materials had the nominee been nominated by our Board; and

•	the written consent of the nominee to serve as a PNC director, if elected.

Your notice of a proposal for action at an annual meeting must also include a brief description of the proposal, your reasons for making the proposal, and any direct or indirect interest of you, or any person on whose behalf you are acting, in making the proposal.

If our Corporate Secretary receives timely notice of a shareholder proposal that complies with the governing By-Law provisions and if the proposal is properly presented at the 2007 annual meeting of shareholders, the proxies appointed by us may exercise discretionary authority in voting on the proposal. Our proxy statement for the meeting, however, must advise shareholders of the nature of the proposal and how our proxies intend to vote on the proposal. The proxies may not exercise discretionary authority in voting on your proposal if you satisfy certain requirements, including the mailing of a separate proxy statement to our shareholders.

The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting if you haven’t complied with all of the governing By-Law procedures, including the required notice to our Corporate Secretary. If we receive a shareholder proposal after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2007 annual meeting of shareholders, our proxies may exercise discretionary authority when voting on the proposal.

You should direct your questions about these requirements, or the notices we require, to: Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza—21st Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

Confidential Voting

Our Board has adopted a policy that all proxies, ballots, voting instructions from employee benefit plan participants, and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed to our directors, officers, or employees except:

•	as necessary to meet legal requirements or to pursue or defend legal actions;

•	to allow the Judge of Election to certify the results of the vote;

•	when expressly requested by a shareholder or benefit plan participant; or

•	in the event of a contested proxy solicitation.

Our independent vote tabulator and Judge of Election for the 2006 annual meeting has confirmed that its procedures will be consistent with this policy.

Our Common Stock Purchase Guideline For Non-Management Directors

Our Board has adopted a common stock purchase guideline providing that each non-management director must annually purchase or otherwise acquire PNC common stock or phantom common stock in an amount at least equal to twenty-five percent of the annual retainer fee then in effect. This required purchase amount currently equals $10,000. A director may satisfy this guideline through open market purchases, participation in our Dividend Reinvestment and Stock Purchase Plan, or investments in phantom shares of common stock in the Directors Deferred Compensation Plan. Any non-management director who holds at least 5,000 shares of PNC common stock and/or phantom common stock units as of the last business day of the preceding calendar year is not subject to this guideline. Each non-management director subject to the guideline has complied, or has committed to comply, with it.

Our Stock Ownership Guidelines For Executive Officers

Our executive officers historically have held a significant portion of their personal wealth in the form of PNC stock and phantom stock units. To reinforce the importance of aligning the financial interests of our executives and shareholders, the Personnel and Compensation Committee has approved minimum stock ownership guidelines for some of PNC’s officers, including all of the executive officers. The guidelines are expressed in terms of the aggregate value of PNC equity interests as a multiple of the officer’s base salary, as follows:

Officer	Stock Ownership Guideline
Chief Executive Officer	5 x base salary
President	4 x base salary
Other Executive Officers	1 x - 3 x base salary (depending on relative position)

Equity interests that count toward satisfaction of the ownership guidelines include:

•	shares owned outright by the officer, or his or her spouse and dependent children;

•	restricted shares subject to vesting requirements;

•	shares held in our Incentive Savings Plan; and

•	phantom common stock units held in our Deferred Compensation Plan or Supplemental Incentive Savings Plan.

Newly hired or promoted executives who are subject to the stock ownership guidelines have up to four years to meet the applicable guideline. An executive who fails to meet the ownership guidelines may have his or her future long-term incentive awards reduced, depending upon circumstances.

The Personnel and Compensation Committee monitors executive officers’ compliance with the stock ownership guidelines. At its meeting held on December 14, 2005, the committee confirmed that all executive officers meet or exceed the applicable guideline.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

2005 Meetings

In 2005, the Board streamlined its committee structure and consolidated the Credit, Finance and Operations and Technology Committees into a newly constituted Risk Committee. In connection with this restructuring, the composition of our Audit, Executive, and Nominating and Governance Committees also changed.

The chart below sets forth the names of each director, the board-level committees on which he or she served at any time during 2005, and the total number of meetings held. The chart also identifies the directors who chaired the Board and each committee, and which directors were designated by our board as “audit committee financial experts”. In 2005, each director attended at least 75% of the combined total number of meetings of the Board and all committees on which the director served.

		Current Committees					Prior Committees (dissolved as of December 14, 2005)
Director	Board	Audit	Executive	Nominating and Governance	Personnel and Compensation	Risk	Credit	Finance	Operations and Technology
Paul W. Chellgren	X	C*	X		X			C
Robert N. Clay	X			X				X
J. Gary Cooper	X	X					X
George A. Davidson, Jr.	X	X	X**				C
Richard B. Kelson	X	X*						X
Bruce C. Lindsay	X	X					X		X
Anthony A. Massaro	X			X	X			X
Thomas H. O’Brien	X					X		X
Jane G. Pepper	X			X			X		X
James E. Rohr	C		X			X	X		X
Lorene K. Steffes	X		X**	X**		X	X		C
Dennis F. Strigl	X		X		C	X			X
Stephen G. Thieke	X	C**	X			C		X
Thomas J. Usher	X		C	C	X
Milton A. Washington	X				X	X	X
Helge H. Wehmeier	X			X					X
Number of Meetings in 2005	13	17	1	8	6	1	3	4	3

X – Member
C – Chairperson
* – Currently designated as audit committee financial expert
** – Was a committee member for part of 2005, but is not currently a committee member

Other Board Committees

Our Board of Directors has five standing committees: an Audit Committee (please see discussion at pages 22-23); an Executive Committee; a Nominating and Governance Committee (please see discussion at pages 19-22); a Personnel and Compensation Committee (please see discussion at page 22); and a Risk Committee. The Board is authorized under the By-Laws to establish other committees. Each committee operates under a written charter adopted by the Board of Directors that is reviewed and reassessed by the committee annually. Each committee is authorized to form and delegate authority to subcommittees of one or more committee members when appropriate. Under certain circumstances, a subcommittee member’s attendance at a subcommittee meeting will excuse him or her from attending the next regularly scheduled committee meeting. The descriptions in this proxy statement of the functions performed by the committees of our Board are necessarily general in nature. These descriptions are qualified by reference to a committee’s charter or the relevant By-Law provisions.

The Executive Committee’s purpose is to provide an efficient means of considering such matters and taking such actions (including those related to merger and acquisition activities) as may require the attention of the Board or the exercise of the Board’s powers or authority in the intervals between meetings of the Board.

The Risk Committee’s purpose is to provide oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor, and manage our credit risk, market risk (including liquidity risk), and operating risk (including technology, operational, compliance and fiduciary risk). The Risk Committee assumes responsibility for the risk oversight areas previously assigned to the Credit, Finance, and Operations and Technology Committees.

Compensation Of Directors

Mr. Rohr receives no additional compensation for serving as a PNC director. All other directors are paid under compensation schedules approved by the Nominating and Governance Committee. The committee reviews the directors’ compensation schedules annually, with the help of a nationally recognized compensation consultant. If a director performs extraordinary service, the Nominating and Governance Committee may approve special compensation for the director.

The elements of the current directors’ compensation program are explained below. The Nominating and Governance Committee will conduct its annual compensation review after the annual meeting of shareholders. The committee may decide to revise the schedules shown below at that meeting or at another meeting.

Annual Retainer Schedule

Retainer for each Director	$40,000
Committee Chair’s retainer, for each Committee chaired	$10,000
Additional retainer for Chairs of Audit and Risk Committee	$10,000
Presiding Director’s retainer	$10,000

Meeting Fee Schedule

Each Board meeting, except quarterly telephonic dividend meetings	$1,500
Each quarterly telephonic dividend meeting	$750
For each of the first six meetings held annually by each Committee or Subcommittee on which the Director serves	$1,500
For the seventh and each succeeding meeting held annually by each Committee or Subcommittee on which the Director serves	$2,000

2005 Equity-Based Grants

Value of January 3, 2005 annual grant of PNC common stock under the 1992 Director Share Incentive Plan	$5,035
Number of non-statutory stock options granted on April 26, 2005 under the 1997 Long-Term Incentive Award Plan with an exercise price of $52.64, a one-year vesting period, and an expiration date of April 26, 2015	2,000
Value of 1,000 deferred stock units awarded to each Director’s account under the Outside Directors Deferred Stock Unit Plan as of April 26, 2005	$52,450

Deferred Compensation Plans

Our non-management directors are eligible to participate in the two deferred compensation plans described in this table:

Directors Deferred Compensation Plan	Outside Directors Deferred Stock Unit Plan
• Voluntary deferral of retainers and meeting fees	• No voluntary deferrals by directors; Nominating and Governance Committee makes awards of deferred stock units

• Minimum annual deferral of $10,000	• Deferred stock unit is a phantom share of PNC common stock; no investment alternatives are offered
• Can choose investment in interest rate alternative or phantom shares of PNC common stock

• Director chooses payout date and beneficiary	• Director chooses beneficiary and payout date, which generally can’t be before retirement from Board or age 70

• Each phantom share tracks the value of a share of PNC common stock and receives deemed dividends, but has no voting rights	• Each deferred stock unit tracks the value of a share of PNC common stock and receives deemed dividends, but has no voting rights

• Distributions from plan made only in cash	• Distributions from plan made only in cash

Other Director Benefits

Our directors are generally entitled to the following benefits:

•	Directors may choose to participate in the PNC Directors Charitable Matching Gift Program. A director’s personal gifts to qualifying charities are matched up to an aggregate limit of $5,000 per year. Mr. Rohr is not eligible to participate in this charitable matching gift program; however, he is eligible to participate in a PNC employee charitable matching gift program that currently has an annual aggregate limit of $2,500.

•	We pay for various insurance policies that protect directors and their families from personal loss connected with Board service.

•	We pay for our directors’ travel, lodging, meals, and other expenses connected with their Board service.

•	Directors may also receive incidental benefits because they serve on our Board. These benefits include: holiday gifts; tickets to sports, cultural, social, and other events; and travel on corporate aircraft for personal purposes in very limited circumstances, such as a family emergency or when a seat is available on a trip already planned by one of our officers.

In addition, Mr. O’Brien receives other benefits and compensation. Mr. O’Brien retired as a PNC employee on April 30, 2000, at which time he relinquished the position of chief executive officer. Mr. O’Brien relinquished the position of chairman on May 1, 2001. As a retired chief executive officer of PNC, certain benefits were made available to Mr. O’Brien during 2005. These benefits included: office space and secretarial services; parking space at PNC’s headquarters building; the payment of net premiums in connection with PNC’s Key Executive Equity Plan, a split-dollar insurance arrangement; and reimbursement for certain tax liabilities. The 2005 net premiums paid by PNC in connection with the Key Executive Equity Plan on behalf of Mr. O’Brien were $208,212. During 2005, Mr. O’Brien received reimbursement for income tax liabilities related to PNC’s payment of these premiums in the amount of $89,234.

For services provided on or after May 1, 2000, as a member of PNC’s Board of Directors, Mr. O’Brien is compensated on the same basis as other non-employee directors. In addition, during 2005 Mr. O’Brien received compensation as a director of BlackRock, Inc., a majority-owned investment management subsidiary of PNC that is listed on the New York Stock Exchange under the symbol “BLK.” Mr. O’Brien received shares of BlackRock class A common stock (and cash in lieu of fractional shares) having an aggregate value of $104,243 in lieu of the cash compensation otherwise payable to him by BlackRock. During 2005, Mr. O’Brien also served on the Investment Committee of PNC Equity Management Corp, a subsidiary of PNC, and received $25,000.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

The following table, under the caption “Common Stock Ownership,” sets forth information concerning beneficial ownership of our common stock as of March 7, 2006 by each director and nominee for election as a director, each of the executive officers named in the Summary Compensation Table on page 40, and all directors, nominees and executive officers as a group. Except as otherwise noted, each individual exercises sole voting and investment power over the shares of common stock shown. The column captioned “Common Stock Unit Ownership” shows phantom or deferred common stock units owned by the individual or group through the compensation or benefit plan identified in the corresponding footnote. The information in this column is not required by the rules of the Securities and Exchange Commission because the common stock units can be settled only in cash and carry no voting rights. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in PNC.

The number of shares of common stock shown in the Common Stock Ownership table as beneficially owned by each director and executive officer is determined pursuant to the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the Common Stock Ownership table, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power. Also included are any shares of common stock that the individual has the right to acquire within 60 days of March 7, 2006, through the exercise of any option, warrant, or right.

Name	Common Stock Ownership* (Amount and Nature of Beneficial Ownership)		Common Stock Unit Ownership
Paul W. Chellgren	23,154	(1)(2)	24,761	(a)(b)
Robert N. Clay	27,840	(2)	16,874	(a)(b)
J. Gary Cooper	6,383	(3)	4,519	(a)(b)
George A. Davidson, Jr.	25,759	(2)	11,146	(a)
William S. Demchak	489,443	(4)(5)(9)	28,991	(c)(d)
Joseph C. Guyaux	683,749	(4)(5)(6)(9)	1,403	(d)
Kay C. James	0		0
Richard B. Kelson	6,375	(3)	7,035	(a)(b)
Bruce C. Lindsay	21,449	(2)	9,111	(a)(b)
Anthony A. Massaro	7,549	(3)(7)	5,000	(a)(b)
Thomas H. O’Brien	417,806	(2)(4)(5)	44,822	(a)(d)
Jane G. Pepper	16,591	(2)	7,818	(a)(b)
James E. Rohr	1,826,939	(4)(5)(8)	80,105	(c)(d)
Timothy G. Shack	460,755	(4)(9)	8,952	(c)
Lorene K. Steffes	15,792	(2)(9)	6,073	(a)(b)
Dennis F. Strigl	15,465	(2)	8,598	(a)(b)
Stephen G. Thieke	7,396	(3)(9)	3,741	(a)(b)
Thomas J. Usher	20,890	(2)(9)	19,508	(a)(b)
George H. Walls, Jr.	0		0
Milton A. Washington	36,125	(2)	14,626	(a)(b)
Helge H. Wehmeier	26,780	(2)	16,177	(a)(b)
Thomas K. Whitford	480,073	(4)(5)(9)	14,257	(c)(d)
Directors, nominees, and executive officers as a group (28 persons)*/**	5,505,694	(10)	348,885	(a)(b)(c)(d)

*	As of March 7, 2006, there were 295,085,495 shares of PNC common stock issued and outstanding. The number of shares of common stock held by each individual is less than 1% of the outstanding shares of common stock; the total number of shares of common stock held by the group is approximately 1.9% of the class. These percentages were calculated by adding shares subject to employee or non-employee director stock options to the foregoing number if the options were either exercisable as of March 7, 2006 or exercisable within 60 days of that date. No director, nominee or executive officer beneficially owns shares of PNC preferred stock.

**	Certain of the directors and executive officers also own shares of BlackRock class A common stock. The number of such shares beneficially owned by individuals listed in the Security Ownership table are as follows: Ms. Pepper (1,000); and Messrs. Clay (4,860); Davidson (10,000); O’Brien (9,590); Rohr (5,000); Washington (10,000); and Wehmeier (4,700). The total number of such shares owned by directors and executive officers as a group (eight persons) is 55,150. The number of shares of BlackRock class A common stock held by each individual is less than 1% of the outstanding shares as of March 7, 2006; the total number of such shares held by the group is also less than 1% of the class.

Footnotes To Common Stock Ownership Column

(1)	Includes shares held in the PNC Bank Kentucky, Inc. Directors Deferred Compensation Plan.

(2)	Includes 14,000 shares subject to non-employee director nonstatutory stock options exercisable within 60 days of March 7, 2006.

(3)	Includes 6,000 shares subject to non-employee director nonstatutory stock options exercisable within 60 days of March 7, 2006.

(4)	Includes shares subject to employee nonstatutory stock options held by Mr. O’Brien and the executive officers and either exercisable as of March 7, 2006, or exercisable within 60 days of that date. The shares subject to such options are as follows: Messrs. O’Brien (252,250 shares); Rohr (1,277,370 shares); Guyaux (485,684 shares); Demchak (237,562 shares); Shack (294,781 shares); and Whitford (303,395 shares). The aggregate number of shares subject to such options for the remaining six executive officers is 615,606. In the case of Messrs. Rohr, Guyaux and Whitford and the remaining six executive officers, the share numbers include restricted shares of common stock awarded on February 15, 2006, as part of their 2005 annual incentive awards. In the case of Mr. Demchak, his share numbers include 52,000 restricted shares of common stock awarded to him on February 14, 2006.

(5)	Includes shares held in PNC’s Incentive Savings Plan, a qualified defined contribution plan.

(6)	Includes 17 shares held indirectly as custodian for grandchild.

(7)	Includes 170 shares owned indirectly by spouse, as to which the individual disclaims beneficial ownership; also includes 1,000 shares held in a family limited partnership.

(8)	Includes 458 shares held indirectly as custodian for daughter; 58,200 shares owned by spouse; and 3,555 shares held as assets of a grantor retained annuity trust.

(9)	Includes shares held jointly with spouse.

(10)	Includes, for the fifteen non-employee directors, an aggregate total of 178,000 shares subject to director nonstatutory stock options exercisable within 60 days of March 7, 2006. Includes, for an executive officer not named in the table, six shares held indirectly by the executive officer’s spouse as custodian for a daughter, as to which the individual disclaims beneficial ownership. Also includes the text of footnotes (1) through (9) above.

Footnotes To Common Stock Unit Ownership Column

(a)	Includes phantom common stock units credited to an account established under the Outside Directors Deferred Stock Unit Plan.

(b)	Includes phantom common stock units credited to an account established under the Directors Deferred Compensation Plan.

(c)	Includes phantom common stock units credited to an account established under PNC’s Deferred Compensation Plan. In the case of Messrs. Demchak and Shack, includes restricted phantom common stock units from the deferral of the 2005 annual incentives awarded on February 15, 2006.

(d)	Includes phantom common stock units held in PNC’s Supplemental Incentive Savings Plan, a non-qualified excess defined contribution plan.

Security Ownership Of Certain Beneficial Owners

As of March 7, 2006, based solely on Schedules 13D and 13G filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, we are not aware of any person who owns more than five percent of our common stock.

TRANSACTIONS INVOLVING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Certain directors, nominees, executive officers or their associates were customers of and had transactions with us or our subsidiaries during 2005. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Family Relationships

There is no family relationship as defined in the Securities and Exchange Commission’s rules between any executive officer, director or nominee, and any other executive officer, director or nominee. Family relationships exist between certain of PNC’s executive officers or directors and some of the approximately 25,000 employees of PNC and its various subsidiaries. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees. Specific information concerning the compensation paid during 2005 to certain of these employees is provided below.

Norma Hajduk, a Senior Vice President and National Sales Manager of PNC Investments LLC, a subsidiary of PNC Bank, National Association, is the sister of Timothy G. Shack, Executive Vice President and Chief Information Officer of PNC. For 2005, Ms. Hajduk received a salary of $176,538 and a bonus of $147,600. In addition, during 2005, she was granted 600 nonstatutory stock options and was awarded 480 restricted shares of PNC common stock.

Cheryl Kraft, a Vice President and program operations manager in Regional Community Banking, is the sister-in-law of Joseph C. Guyaux, President of PNC. In 2005, Ms. Kraft received a salary of $42,751.

Thomas H. O’Brien, Jr. was a Vice President and senior investment associate of PNC Equity Management Corp, a PNC subsidiary engaged in private equity activities, until June 5, 2004, the effective date of his resignation. Mr. O’Brien, Jr. is the son of Thomas H. O’Brien, a director and retired Chairman of PNC. Although Mr. O’Brien, Jr. is no longer an employee, he continues to be a participant in two plans pursuant to which employees invest indirectly in the general partners of two investment partnerships that PNC Equity Management Corp has established. Participants share in the investment returns, profits and, in one case, fees earned by those general partners, although Mr. O’Brien, Jr. does not receive any fees. These programs were implemented beginning in 1999 and generally contain features found in similar plans at other financial services firms. Mr. O’Brien, Jr. has committed to contribute an aggregate of $117,955 under the investment plans (of which 86% had been invested as of December 31, 2005). Mr. O’Brien, Jr. received aggregate cash distributions of $152,886 during 2005 pursuant to such plans, of which $62,451 is being held in escrow and will be distributed to him if the conditions specified in the escrow agreement are satisfied. In addition, Mr. O’Brien, Jr. is vested in another incentive program whereby he receives incentives based on the net returns of certain investments committed to during his tenure at PNC. Mr. O’Brien, Jr. received aggregate cash distributions of $38,368 during 2005, pursuant to such program.

Adam M. Shack, an Analyst for Compass Capital, Inc., is the son of Timothy G. Shack, Executive Vice President and Chief Information Officer of PNC. Compass Capital is an affiliate of BlackRock, Inc., our majority-owned, publicly-traded investment management subsidiary. For 2005, Mr. Shack received salary and commissions of $197,186 from Compass Capital.

Jeffrey Troutman, a Senior Vice President and a sales manager for PNC’s Treasury Management business, is the son-in-law of Thomas H. O’Brien, a director and retired Chairman of PNC. For 2005, Mr. Troutman received salary of $119,615, bonuses totaling $100,000, and 200 restricted shares of PNC common stock.

Indemnification And Advancement Of Costs

Pursuant to our By-Laws, we provide indemnification to our directors, officers and, in some instances, employees and agents against certain liabilities incurred as a result of their service on our behalf or at our request. We also advance costs incurred in connection with certain claims or proceedings on behalf of covered individuals. These persons must sign written undertakings to repay all these amounts if it is ultimately determined that the individual is not entitled to indemnification. We also have obtained directors and officers insurance providing coverage for them against certain liabilities and other expenses resulting from their service on our behalf or at our request. These By-Law provisions and insurance coverage provide a potentially significant financial benefit to our directors and executive officers. During 2005, PNC advanced costs pursuant to these By-Law provisions on behalf of several of its current and former executive officers and directors in connection with various matters, including certain of the legal proceedings described in Item 3 of our 2005 Annual Report on Form 10-K. A copy of that report is posted on the “For Investors” page of our corporate website at www.pnc.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities (currently, there are no such shareholders) to file with us, the Securities and Exchange Commission, and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any PNC equity securities. With respect to 2005, to the best of our knowledge, all required report forms were filed on a timely basis. In making this statement, we have relied in part on the written representations of our current non-employee directors and our current and certain former executive officers, and on copies of the reports provided to us.

COMPENSATION OF EXECUTIVE OFFICERS

Personnel And Compensation Committee Report

This is the Personnel and Compensation Committee’s report to shareholders on our executive compensation policies and practices with respect to compensation reported for fiscal year 2005, as well as some of the Committee’s decisions with respect to compensation for 2006.

Personnel and Compensation Committee Report on Executive Compensation for Fiscal Year 2005

Introduction

The Personnel and Compensation Committee’s report includes separate sections on:

•	the core principles underlying the committee’s executive compensation philosophy;

•	the general processes that the committee uses to discharge its responsibilities; and

•	examples of committee actions in the past year that illustrate its approach to executive compensation.

In addition, the report provides information regarding the components of PNC’s executive compensation program and the specific decisions we made regarding the compensation of PNC’s chief executive officer.

Executive Compensation Philosophy

The committee’s executive compensation philosophy is based on these core principles:

•	Compensation should be fair, competitive, and reasonable in light of the executive officer’s responsibilities, experience, and performance.

•	A significant portion of the compensation that an executive officer receives should depend on the achievement of clearly stated individual and corporate performance goals.

•	PNC should be able to compete for and retain talented executive officers who can help to increase shareholder value.

•	Executive officers should identify their financial best interests with the long-term best interests of shareholders.

•	The annual incremental cost of perquisites and personal benefits should be limited to an immaterial dollar amount to PNC.

•	The committee should maintain its independence from management when evaluating the executive compensation program and making decisions affecting the compensation of executive officers.

•	Public disclosure of the compensation of the executive officers of PNC should be clear and understandable.

Operating Processes

In order to help us properly discharge our responsibilities, we observe the following general processes:

•	We receive regular advice and guidance from our independent compensation consultant, who is employed directly by the committee.

•	Our chairman meets with representatives of management in advance of each committee meeting to review the agenda, materials, and issues for that meeting. When appropriate, our independent compensation consultant also attends these preparatory sessions.

•	Meeting materials are sent out sufficiently in advance of each meeting to allow us adequate time to review them.

•	Our consultant also regularly attends committee meetings. As appropriate, we invite legal counsel to attend meetings to advise us.

•	We regularly meet in executive sessions without management present. Our consultants participate in these sessions, as appropriate.

•	Our chairman reports the committee’s major actions to the entire Board at the Board’s next meeting. We consult the non-management and independent directors regarding significant decisions affecting the chief executive officer’s compensation.

•	As is true for each of the Board’s regular committees, the committee operates under a written charter that we review and reassess annually. We develop an annual calendar for each year in order to confirm that the committee is discharging its charter responsibilities. The charter is publicly available on PNC’s website in the “Corporate Governance” section under “For Investors”.

•	We conduct an annual self-evaluation of the committee’s performance in order to identify areas for improvement.

2005 Committee Actions

During 2005, the committee took a number of actions to discharge its charter responsibilities. In addition to its review of annual compensation for executive officers, among other actions, the committee:

•	Reduced the size of 2005 stock option grants by 5% from target. This reduction reflected PNC’s three-year total shareholder return relative to its peer group.

•	Decided to discontinue the prior practice of making restricted stock grants to executives as part of the normal long-term compensation package. Instead, we will be relying on the incentive share/performance unit award program, in conjunction with stock option grants, to provide long-term incentive compensation.

•	In early 2006, the committee approved a new, three-year incentive share/performance unit award program, under which annual grants with three-year performance periods will be made. The grants under this plan, also approved by the committee, were market-based and appropriately reduced from prior grant levels, which were generally made every three years.

•	As part of the company’s One PNC efficiency initiative, approved management’s recommendation that, starting in 2006, the company match on contributions to PNC’s non-qualified Supplemental Incentive Savings Plan will be capped at $5,000 (without affecting the company match on the 401(k) plan), that more highly compensated employees pay more for their health insurance than lower compensated employees, and that a club membership allowance as a perquisite paid for by PNC be eliminated.

•	Starting with the bonuses with respect to 2006, eliminated the “25/25 program” under which equity was issued in lieu of a portion of an employee’s cash bonus, other than for select senior executives (including most executive officers). The program is described in greater detail below.

•	Continued to evaluate the potential implications for PNC of the American Jobs Creation Act of 2004, which amended the rules for non-qualified deferred compensation plans, including reviewing rules proposals and other guidance provided by the Internal Revenue Service. We have made some changes to certain of PNC’s deferred compensation plans and equity award agreements and anticipate that further changes will or may be required.

Comparing PNC’s Executive Compensation to the Marketplace

How does the committee compare the compensation paid to PNC’s executive officers with the compensation paid to executive officers at other financial services firms?

The committee uses comparative compensation data primarily focused on the financial services industry. Nationally recognized compensation consulting firms provide the data, and our independent compensation consultant helps us to interpret and apply it properly. We also use PNC’s internal staff to collect and analyze compensation data.

How does the committee choose the financial services firms that will be used to benchmark PNC’s executive compensation?

We establish a peer group of selected financial services firms using various factors. These factors include: mix and complexity of businesses; markets being served; asset size; and changes to firms occurring through mergers or shifts in strategic direction.

We review the composition of the peer group at least annually to decide whether firms should be added or removed. During 2005, our peer group included: The Bank of New York Company, Inc.; BB&T Corporation; Fifth Third Bancorp; KeyCorp; National City Corporation; PNC; SunTrust Banks, Inc.; U.S. Bancorp; Wachovia Corporation; and Wells Fargo & Company. We have added Regions Financial Corporation effective at the beginning of 2006.

Is the peer group used just to compare compensation?

No. We use the peer group as our primary tool to compare both compensation and financial and common stock performance. The common stock performance graph on page 56 shows you how PNC performed against its peer group, the S&P 500 Index, and the S&P 500 Banks over the past five years.

PNC’s performance relative to the other members of the peer group during the single or multi-year performance period will affect the size of executive officers’ annual incentive awards, the number of stock options we grant, and the number of incentive shares or performance units that executive officers may receive at the end of a performance period.

Annual Compensation

What are the principal elements of an executive officer’s annual compensation?

The principal elements of annual compensation are base salary and the annual incentive award, or bonus. Perquisites and other personal benefits are a minor part of annual compensation. This three-part division of annual compensation is reflected in the Summary Compensation Table on page 48. The following questions will address each of these elements in turn.

How does the committee determine an executive officer’s base salary?

We generally target base salaries at the middle of the competitive marketplace. Although we review executive salaries at least annually, we do not have a practice of granting routine annual salary increases. We use a number of factors to arrive at the appropriate base salary for an executive officer, including:

•	relevant industry salary practice;

•	the position’s complexity and level of responsibility;

•	the position’s importance to PNC in relation to other executive positions; and

•	the competitiveness of the executive’s total compensation.

In addition to these factors, we consider the chief executive officer’s assessment of the executive’s performance against objectives, ethical leadership, job knowledge, management ability, and risk management skills.

How are the annual incentive awards of executive officers determined?

An annual incentive award depends on PNC’s performance during the year, including the achievement of an annual objective performance goal, as well as the executive’s individual performance. At the beginning of each year, the committee approves, taking into consideration the recommendations of management and the advice of its compensation consultant, target amounts expressed as a percentage of salary. The target amount is principally based on an analysis of relevant pay practices. Generally, payment of the target annual incentive award would result in approximately median total cash compensation relative to comparable executives in a relevant peer group.

Mr. Rohr and the other executive officers named in the Summary Compensation Table are paid under a separate annual incentive plan from that used to compensate all of the other executive officers. Generally, the determination of the amount of their bonus is made using the same principles and methodology as for the other executive officers; however, the special features of this separate plan are discussed below.

What performance factors can affect the amount of an executive officer’s annual incentive award?

There are a number of factors that can affect the amount of an executive officer’s incentive award payment, including:

•	“EPS Goal” — This goal is based on PNC’s earnings per share based on PNC’s budget presented to the Board of Directors. Management established, and the committee approved, the target EPS Goal for 2005.

•	“Relative Goals” — These goals are based primarily on PNC’s return on average common shareholders’ equity relative to the peer group, with additional consideration given to other measures that management and the committee deem relevant.

•	Business financial performance relative to that business’s budget.

•	The chief executive officer’s assessment of an executive officer’s performance.

Among the factors the committee considered with respect to 2005 were: financial performance during the year; the successful completion of acquisitions, including the acquisition and integration of Riggs National Corporation; the success in planning and implementing to date the One PNC efficiency initiative; the maintenance of effective financial reporting and internal control processes; effective communication and cooperation with PNC’s regulatory agencies; and the continued effective implementation of strengthened corporate governance principles and risk management procedures.

In determining the amount of an executive officer’s 2006 annual incentive award following the end of 2006, the committee will use the same performance factors as those described above with respect to the 2005 annual incentive awards. At its meeting on February 14, 2006, the committee also approved the target 2006 earnings per share goal to be considered when determining the amount of an executive officer’s 2006 annual incentive award.

How does the committee determine the size of the annual incentive award for the executive officers shown in the compensation tables?

Mr. Rohr and the other four executive officers listed in the compensation tables following this report receive their awards under the 1996 Executive Incentive Award Plan. This plan was most recently approved by shareholders at the 2001 annual meeting of shareholders.

The five executive officers who participate in the 1996 plan share in a compensation pool. For 2005, the size of the pool was equal to one-half of one percent of PNC’s 2005 consolidated pre-tax net income. This amount is determined in accordance with generally accepted accounting principles. The size of the compensation pool may be adjusted for unusual, infrequently occurring or extraordinary items or cumulative effects of changes in accounting principles, as defined under generally accepted accounting principles. For 2005, the committee reduced the compensation pool to reflect an adjustment to accounting methodology related to loan origination fees and costs, and a partial recovery of an expense for which an adjustment was made in a prior year. These reductions were not, in the aggregate, material.

In the first quarter of 2005, the committee assigned each participant a maximum percentage amount of the compensation pool. No participant can receive more than 40% of the pool, and the sum of all percentages assigned to participants cannot exceed 100%.

Once the year is over and the maximum amount each participant could receive under this plan is determined, the committee uses the amounts these participants would have received under the incentive plan applicable to the other executive officers, as described above, as a basis on which to determine the amount of any downward adjustment. This downward adjustment would take into account the same types of performance factors as are explained above with respect to the bonuses paid to the other executive officers.

Are all annual incentive awards made in cash only?

No. All participants in the 1996 Executive Incentive Award Plan and most other executive officers are now subject to the “25/25 program.” Under the 25/25 program, each annual incentive award consists of two parts. The first part equals 75% of the annual incentive award and is either paid in cash or deferred under PNC’s Deferred Compensation Plan, if the executive officer made a prior deferral election. The remaining 25% consists of an award of restricted PNC stock or, if the executive officer made a prior deferral election, of restricted phantom PNC common stock units under the PNC Deferred Compensation Plan. The restricted stock (or phantom stock units) vests on the third anniversary of issuance so long as the executive officer is still employed by PNC. The restricted stock/phantom stock unit portion of the annual incentive award is increased by 25% to reflect the resulting risk of forfeiture and lack of liquidity during the three-year vesting period.

As a result, the dollar amount shown in the “Bonus ($)” column of the Summary Compensation Table on page 48 equals 75% of that officer’s 2005 annual incentive award, whether or not deferred. The dollar value of the remaining 25% restricted stock/phantom stock unit portion of the award, plus the 25% premium, is included in the column marked “Restricted Stock Award ($)”. That column also includes the dollar value of any other restricted stock awarded to the executive officer during 2005.

What is the committee’s policy regarding perquisites and other personal benefits?

In 2004, the committee determined that the annual incremental cost to PNC of perquisites and other personal benefits should not exceed $50,000 for each named executive officer. We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business related. The principal categories of benefits that may be provided by PNC to some or all of its executive officers that we consider perquisites include: personal country club membership allowances; automobile allowances; personal use of corporate aircraft, regardless of whether the use is dictated by security concerns; the incidental costs of medical examinations not covered by health insurance; the services of outside professionals and financial consultants; and home security devices.

Long-Term Compensation

What does long-term compensation include?

Long-term compensation makes up the largest part of the total compensation package for PNC’s executive officers. The principal elements of long-term compensation provided under the 1997 Long-Term Incentive Award Plan (most recently approved by shareholders in 2001) are:

•	Stock options, which generally become exercisable in equal installments over three years and have a ten-year term. We only grant stock options with an exercise price at fair market value on the grant date. We don’t grant discounted options and we don’t reprice options. As a result, the executive will be able to realize value from the options only if the market price of a share of PNC common stock is above the exercise price after the option becomes exercisable and before it expires. We currently typically grant stock options effective several days after we announce annual earnings in mid- to late January, thus allowing the exercise price to reflect the impact of our results for the prior year.

•	Restricted stock, which vests after a specified period of years. During the vesting period, the executive officer receives regular dividends and can vote the stock, but can’t sell or transfer it. The officer must forfeit unvested stock under certain circumstances, generally including leaving PNC prior to retirement. In early 2006, the committee decided, with limited exceptions, and other than the restricted stock component of the annual incentive awards under the 25/25 program, to discontinue its practice of granting restricted stock on an annual basis as part of the long-term compensation for executive officers.

•	Incentive shares, which are subject to the achievement of corporate performance goals established by the committee. At the end of the performance period, the committee must certify the level of performance that has been achieved relative to the peer group. The level of performance achieved will determine the maximum number of restricted and unrestricted shares of PNC common stock (if any) that an executive officer receives. After the end of 2005, which represented the end of the performance period for the most recent grants of incentive shares, the committee determined the final payment awards under these grants. The amounts awarded to the executive officers named in the Summary Compensation Table are shown on page 48. This set of grants represented a continuation of a long-standing practice of granting incentive shares every three years with a three-year performance measurement period. The committee has granted a new set of incentive share/performance unit awards for a three-year performance period running from 2006 through 2008. In a change from the prior practice, however, we expect to grant incentive share/performance unit awards annually, but still with a three-year performance period, with the size of each grant (including the 2006 grants) appropriately smaller as a result.

The graph below shows the cumulative total shareholder return (i.e., price change plus reinvestment of dividends) on our common stock during the three-year performance measurement period for the most recently completed incentive share award program, which was the three-year period ended December 31, 2005, as compared with (1) the peer group used for this incentive share award program (which was set at the beginning of the three-year period and varies slightly from the peer group used in 2005), (2) an overall stock market index, the S&P 500 Index, and (3) a published industry index, the S&P 500 Banks. The yearly points marked on the horizontal axis of the graph correspond to December 31 of that year. The stock performance graph assumes that $100 was invested on January 1, 2003 for the three-year period and that any dividends were reinvested.

What purposes does long-term compensation serve?

We believe that a mixture of stock options and incentive shares/performance units provides the appropriate balance of risk and reward to PNC’s executive officers’ total compensation. In prior years, we have also used restricted stock on a more widespread basis as a part of executive officers’ compensation, but believe that in most cases the current stock option and incentive share/performance unit programs adequately provide this balance without the restricted stock. We believe that executive officers will be motivated to increase long-term shareholder value, stay with PNC, and identify their best financial interests with those of PNC’s shareholders.

PNC is submitting to its shareholders for their approval at this year’s annual meeting a 2006 Incentive Award Plan under which future long-term compensation will be provided to PNC’s executive officers and other more senior employees. A more complete description begins on page 7.

Chief Executive Officer Compensation

What factors does the committee use to evaluate the chief executive officer’s performance and make decisions about his compensation?

In general, the committee considers PNC’s financial performance and peer group financial performance and compensation data when making decisions about the chief executive officer’s compensation. The committee also considers the chief executive officer’s: leadership; decision-making skills; experience; knowledge; communication with the Board, employees, and regulatory agencies; strategic recommendations; customer and employee satisfaction; and progress in promoting diversity, as well as PNC’s positioning for future performance. The chief executive officer’s effectiveness in enhancing the corporate governance and risk management structures of PNC is also considered. The committee does not assign relative weights to these factors.

What specific factors did the committee use to decide on the amount of the chief executive officer’s annual incentive award for 2005?

In deciding upon the size of Mr. Rohr’s 2005 annual incentive award, the committee took into account the performance factors identified on page 40 and its evaluation of Mr. Rohr’s performance during the year. In particular, the committee took into account the continued leadership and communication skills he displayed in instilling a corporate culture based on shared ethical values and a focus on building shareholder value.

The committee also considered these accomplishments, among others:

•	Record earnings of more than $1.3 billion.

•	Exceeding PNC’s 2005 earnings per share goal.

•	Superior achievement of financial goals, when compared to PNC’s peer group.

•	Strong growth in loans, deposits, assets under management, and fund assets serviced.

•	The development and implementation of the One PNC efficiency initiative, with improvements in efficiency resulting from One PNC as well as other efforts at cost control throughout the year.

•	BlackRock’s remarkably strong results and growth.

•	Successful integration of acquisitions, including Riggs and Harris Williams.

•	Continued enhancement of PNC’s credit risk profile, with overall asset quality remaining strong.

•	Continued strengthening of PNC’s approach to balance sheet management.

•	Continuation of strong corporate governance and risk management structures.

•	Continuation of regulatory relations at a high level of cooperation and communication.

After considering all of these factors carefully and consulting in executive session with its independent compensation consultant and PNC’s non-management and independent directors, the committee authorized the payment to Mr. Rohr of an annual incentive award of $3,500,000 for 2005. As explained earlier in our report, this bonus is subject to the 25/25 program.

What other principal decisions did the committee make regarding the chief executive officer’s compensation for 2005?

The committee:

•	retained Mr. Rohr’s annual base salary at $950,000;

•	awarded Mr. Rohr 28,500 shares of restricted common stock on January 6, 2005 (in addition to shares under the 25/25 program for the 2005 annual incentive award); and

•	granted Mr. Rohr 247,000 non-statutory stock options, 5% below the established baseline.

Additional information is provided in the executive compensation tables that follow our report.

Tax Policy

How does the committee take into account the effect of Section 162(m) of the Internal Revenue Code when making compensation decisions?

Section 162(m) of the Internal Revenue Code disallows, with certain exceptions, a federal income tax deduction for compensation over $1 million paid to each of the chief executive officer and any of the executive officers included in the Summary Compensation Table following this report, provided that they are serving in that capacity as of the last day of PNC’s fiscal year.

One exception to Section 162(m)’s disallowance of a federal income tax deduction for compensation over $1 million applies to performance-based compensation paid pursuant to shareholder-approved plans. Awards made under the 1996 Executive Incentive Award Plan and certain awards under the 1997 Long-Term Incentive Award Plan (stock options and incentive shares) can generally be made eligible for the performance-based exception and therefore eligible as a federal income tax deduction for PNC.

Although the committee keeps in mind the desirability of controlling PNC’s non-deductible compensation expense, the committee also believes that it is equally important to maintain the flexibility and competitive effectiveness of PNC’s executive compensation program. Therefore, the committee from time to time decides to make grants and awards that may not be deductible for federal income tax purposes due to the provisions of Section 162(m).

Conclusion

Based on its review of PNC’s executive compensation program and the advice and guidance that the committee has received from its independent consultant, the committee believes that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was established and is maintained.

Other

In accordance with the rules of the Securities and Exchange Commission, this report is not being incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Exchange Act or the Securities Act.

For More Information

If you would like to receive printed copies of the 1996 Executive Incentive Award Plan or the 1997 Long-Term Incentive Award Plan, please send your request to: Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza – 21st Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707. The copies will be provided at no cost to you. We also encourage you to read PNC’s proxy statement for its 2001 annual meeting of shareholders on the Securities and Exchange Commission website at www.sec.gov for a more detailed explanation of how these plans operate.

MEMBERS OF THE COMMITTEE:

Dennis F. Strigl, Chairman

Paul W. Chellgren

Anthony A. Massaro

Thomas J. Usher

Milton A. Washington

Compensation Committee Interlocks And Insider Participation

Messrs. Chellgren, Massaro, Strigl, Usher and Washington, none of whom are officers or former officers of PNC or any of its subsidiaries, served as members of the Personnel and Compensation Committee during 2005.

Certain members of the Personnel and Compensation Committee and their associates were customers of and had transactions with us or our subsidiaries during 2005. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Change In Control And Other Arrangements

We have entered into change in control severance agreements with each of the executive officers named in the Summary Compensation Table on page 48 and with certain other selected executive officers. For each of the named executive officers, if his employment is terminated by us without cause, or by him for good reason, during a period of three years following a change in control of PNC, he will receive severance benefits. These benefits include:

•	a lump sum payment of three times the executive officer’s annual base salary and bonus;

•	the payment of at least the target bonus for the executive officer for the fiscal year during which the executive officer’s employment is terminated and for the last year if not yet paid;

•	the payment of a dollar amount equal to the number of target incentive share award opportunities granted during the three-year period immediately preceding the change in control multiplied by the fair market value of a share of PNC common stock on the date of the change in control, adjusted to reflect the intended operation of any complementary incentive share award opportunity plans then in place;

•	three years of additional benefits under certain of our retirement and benefit plans (The pension benefits payable to an executive officer may be increased depending upon the officer’s age on the date of termination); and

•	a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code.

Each agreement requires the executive officer not to use or disclose any of our confidential business or technical information and, if the executive officer receives the above severance benefits, not to employ or solicit any of our officers during the year following his termination. Each agreement terminates when the executive officer reaches age 65 (with a gradual reduction of benefits during the three prior years), and we may, upon one year’s advance notice, simultaneously terminate all of such change in control severance agreements.

We have also entered into change in control severance arrangements with certain other selected executive and other officers under which they will receive severance benefits similar to those described above. In some cases, however, these benefits have a lower level of payment and a shorter coverage period.

We also typically include provisions in our stock option, restricted stock and incentive share award opportunity grants providing certain protections to our officers, such as accelerated vesting. The Personnel and Compensation Committee has approved a change in the relevant provisions of all outstanding unvested equity-based (or phantom equity-based) employee grants in order to provide for 100% accelerated vesting upon a change in control of PNC, whether or not the employee has a qualifying termination of employment, which was previously required. The committee also approved the addition of a provision to current and future incentive share award opportunity programs that will entitle the officer to receive the higher of the target award or the award earned as of the date of the change in control of PNC. The amount received by the officer will be prorated based on the portion of the performance period that has been completed. Prior to this change, the entire target award would have been paid upon a change in control and the officer’s qualifying termination of employment.

Our displaced employee assistance plans for employees generally provide for an increase in severance benefits following a change in control under certain circumstances. If an employee’s employment is terminated by us within two years following consummation of a change in control, the employee will receive a lump sum payment equal to twice the benefits to which such employee otherwise would be entitled under the applicable plan. In addition to that lump sum payment, selected officers and employees will become eligible for an additional severance benefit under similar circumstances, based on their variable compensation.

Summary Compensation Table

The Summary Compensation Table shows, for the years 2003 through 2005, the compensation paid or awarded to Mr. Rohr, our Chairman and Chief Executive Officer, and to our next four most highly compensated, policy-making executive officers. The inclusion of those next four executive officers in this group is based on salary and bonus earned during 2005. The amounts shown in the “Salary” column include the dollar amounts attributable to holidays, vacation time, and paid time off. Mr. Rohr and the four executive officers are referred to collectively for purposes of the compensation tables as our “named executive officers.” For a discussion of our executive compensation program, please refer to the Personnel And Compensation Committee Report On Executive Compensation for Fiscal Year 2005 (“Personnel and Compensation Committee Report”) beginning on page 36.

	Annual Compensation					Long-Term Compensation			All Other Comp ($)
Name and Principal PNC Position	Year	Salary ($)		Bonus ($)	Other Annual Comp ($)	Awards
						Restricted Stock Award ($)	Securities Underlying Options/ SARS (#)	LTIP Payouts ($)
				(a)	(b)	(c)	(d)	(e)	(f)
James E. Rohr Chairman and Chief Executive Officer	2005	950,000		2,625,000	5,060	2,691,175	355,351	11,412,781	349,332
	2004	934,615		2,351,250	5,349	2,550,038	392,966	0	325,487
	2003	882,692	†	1,875,000	5,015	4,536,550	275,559	0	280,350

Joseph C. Guyaux President	2005	620,000		1,255,500	1,425	1,560,050	133,000	6,225,141	103,578
	2004	613,846		1,150,875	1,350	1,498,881	133,000	0	93,583
	2003	596,538	†	900,000	16,200	2,804,900	133,000	0	71,354

William S. Demchak Vice Chairman	2005	568,077		1,232,550	0	4,836,753	114,000	5,187,640	117,365
	2004	530,000		900,000	0	1,201,500	95,000	0	103,852
	2003	550,384	†	727,500	0	303,125	100,000	0	16,284
Timothy G. Shack Executive Vice President and Chief Information Officer	2005	504,615		862,500	0	1,116,050	98,126	4,668,856	70,648
	2004	475,000		618,750	0	1,001,663	88,874	0	65,616
	2003	493,269	†	506,250	0	1,978,138	75,219	0	55,386

Thomas K. Whitford Executive Vice President and Chief Risk Officer	2005	475,384		693,750	0	1,045,738	90,462	4,668,856	71,033
	2004	446,923		543,750	0	970,413	107,604	0	64,386
	2003	440,769	†	450,000	0	1,954,700	76,709	0	57,353

Footnotes to Summary Compensation Table

†	Salary amount for 2003 includes salary received as the result of an extra pay period.

(a)

The dollar amount in this column equals 75% of the named executive officer’s 2005 annual incentive award. The remaining 25% of his 2005 annual incentive award was awarded to him in the form of restricted shares of common stock (Messrs. Rohr, Guyaux and Whitford) or deferred as restricted phantom common stock units under PNC’s Deferred Compensation Plan (Messrs. Demchak and Shack). This restricted stock portion was increased by 25% to reflect the resulting risk of forfeiture and lack of liquidity. The aggregate dollar value of the restricted shares of common stock or restricted phantom common stock units awarded to each named executive officer is included in the “Restricted Stock Award” column of this table for 2005, and additional details are provided in footnote (c) and in the Personnel And Compensation Committee Report beginning on page 36. A similar division of the annual incentive award between cash and restricted stock occurred in 2004 and 2003.

(b)	The amounts shown represent reimbursements for certain tax liabilities. After partial reimbursements to PNC related to some of the perquisites and personal benefits received, none of the named executive officers received perquisites or other personal benefits, securities or property during 2005 that, in the aggregate, cost PNC more than the lesser of $50,000 or 10% of the named executive officer’s salary and bonus earned during that year. Perquisites and other personal benefits that were received by the named executive officers were valued on the basis of their incremental cost to PNC and its subsidiaries, as prescribed by the rules of the Securities and Exchange Commission.

(c)	The dollar values in this column include the aggregate value of restricted shares of common stock awarded on January 6, 2005 under PNC’s 1997 Long-Term Incentive Plan, and the value of the restricted shares of common stock awarded to Messrs. Rohr, Guyaux and Whitford or, in the case of Messrs. Demchak and Shack, deferred as restricted phantom common stock units, as part of the 2005 annual incentives awarded on February 15, 2006. The February 15, 2006 restricted shares awards to Messrs. Rohr, Guyaux and Whitford were made under the 1996 Executive Incentive Award Plan and the restricted phantom common stock units were deferred by Messrs. Demchak and Shack under PNC’s Deferred Compensation Plan. The named executive officers were awarded the following number of shares on January 6, 2005: Mr. Rohr (28,500); Mr. Guyaux (18,500); Mr. Demchak (15,000); Mr. Shack (13,500); and Mr. Whitford (13,500). Mr. Demchak’s total also reflects an additional award to him on February 14, 2006 of 52,000 restricted shares of common stock under PNC’s 1997 Long-Term Incentive Plan, which was awarded to him in recognition of his outstanding leadership and contribution through his oversight of PNC’s asset and liability management function during 2005. For purposes of calculating the value of the foregoing restricted stock awards, we used the closing market price of a share of PNC common stock on the New York Stock Exchange on the grant date. For January 6, 2005 and February 14, 2006, those prices were $56.05 and $66.97, respectively.

The restricted stock awarded on January 6, 2005 will vest on January 6, 2009. The February 14, 2006 award is restricted until February 14, 2009. The restricted stock portion of the February 15, 2006 annual incentive awards are restricted through February 15, 2009.

The named executive officers will be entitled to vote and to receive dividends on the restricted shares, as dividends are declared by the Board on common stock. Restricted phantom common stock units held in the Deferred Compensation Plan are credited with deemed dividends, as dividends are declared by the Board on common stock, but they carry no voting rights and can be settled only in cash. For both the restricted shares and restricted phantom stock units, the named executive officer will forfeit the award if his employment with PNC ends prior to the end of a three-year restricted period, except in certain limited cases. Please see the Personnel And Compensation Committee Report beginning on page 36 for additional details.

As of December 31, 2005, the named executive officers beneficially held restricted shares of common stock as follows, with the aggregate dollar value shown as of December 31, 2005: Messrs. Rohr (169,197 shares; $10,461,451); Guyaux (111,820 shares; $6,913,831); Demchak (75,000 shares; $4,637,250); Shack (74,654 shares; $4,615,857); and Whitford (77,819 shares; $4,811,549). These dollar values were calculated using $61.83, the closing market price of a share of common stock on the New York Stock Exchange on December 30, 2005.

(d)	With respect to Messrs. Rohr, Shack and Whitford, the number shown in this column for 2005 includes shares of common stock underlying both non-statutory stock options granted by the Personnel and Compensation Committee in its discretion during 2005 and reload nonstatutory stock options granted upon the named executive officer’s exercise during 2005 of nonstatutory stock options with a reload feature granted by the Personnel and Compensation Committee prior to 2005. The number of shares of common stock underlying reload options are shown in parentheses for Messrs. Rohr (108,351); Shack (26,876); and Whitford (28,712). For more information about reload options, please see the “Individual Option Grants-2005” table below and the relevant footnotes.

(e)	The numbers shown in this column represent the dollar value of incentive share awards with multi-year performance periods. The dollar values in this column were calculated by multiplying the number of shares of common stock issued to the named executive officer on February 15, 2006 under PNC’s 1997 Long-Term Incentive Award Plan by $69.07, the closing market price of a share of common stock on the New York Stock Exchange on that date. The number of shares awarded to each of the named executive officers is as follows: Messrs. Rohr (165,235); Guyaux (90,128); Demchak (75,107); Shack (67,596); and Whitford (67,596). One-half of the shares were issued to the named executive officer free of any restriction, net of shares withheld to satisfy income tax withholding obligations; the other one-half of the shares are restricted and cannot be sold or transferred during the restricted period. If the named executive officer’s employment with PNC terminates prior to the end of the restricted period, which runs through December 31, 2006, he will forfeit the restricted shares awarded, except in certain limited cases, including the officer’s death, total disability, or certain qualifying terminations following or in anticipation of a change in control. During the restricted period, the officer will receive dividends on the restricted shares, as declared by the Board on common stock, and will be able to vote the shares.

(f)	The amount shown for 2005 includes the dollar value of matching contributions made pursuant to PNC’s Incentive Savings Plan, a qualified defined contribution plan, for Messrs. Rohr ($12,600); Guyaux ($12,600); Demchak ($12,600); Shack ($12,600); and Whitford ($12,600). The amount also includes the employer matching contribution to PNC’s Supplemental Incentive Savings Plan, a nonqualified excess defined contribution plan, for Messrs. Rohr ($138,450); Guyaux ($70,635); Demchak ($57,485); Shack ($42,427); and Whitford ($37,673). Commencing in 2006, PNC caps its matching contribution to this plan at $5,000 annually. The amount also includes the 2005 net premiums paid by PNC in connection with its Key Executive Equity Plan, a split-dollar insurance arrangement, on behalf of Messrs. Rohr ($189,484); Guyaux ($12,007); Demchak ($40,534); Shack ($7,693); and Whitford ($13,950). The net premiums disclosed in the preceding sentence represent the full dollar amounts paid by PNC for both the term and non-term portions of the Key Executive Equity Plan, after any contribution made by the named executive officer. Finally, the amount includes the executive long-term disability premiums paid by PNC on behalf of Messrs. Rohr ($8,798); Guyaux ($8,336); Demchak ($6,746); Shack ($7,928); and Whitford ($6,810).

Option Grants In 2005

This table provides information on stock options granted to the named executive officers in 2005. Only nonstatutory stock options were granted in 2005 under our 1997 Long-Term Incentive Award Plan.

The table provides information about two categories of options granted during 2005. First, options granted to each of the named executive officers at the discretion of the Personnel and Compensation Committee. Second, reload options granted to Messrs. Rohr, Shack, and Whitford upon their exercise of options previously granted to them by the Personnel and Compensation Committee with a reload feature. Reload options included in the following table are marked with the symbol “(R).” Information about reload options in general is included in footnote (b). Other footnotes provide additional information that is specific to the reload options shown in the table.

Individual Option Grants – 2005

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in 2005	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
	(a)(b)			(c)	(d)	(e)
James E. Rohr	247,000		10.25%	$53.50	1/25/2015	$2,502,110
	73,832	(R)	3.07	53.03	1/3/2013	609,852
	34,519	(R)	1.43	58.65	2/16/2010	233,348

Joseph C. Guyaux	133,000		5.52	53.50	1/25/2015	$1,347,290

William S. Demchak	114,000		4.73	53.50	1/25/2015	$1,154,820

Timothy G. Shack	71,250		2.96	53.50	1/25/2015	$721,763
	9,273	(R)	0.38	57.05	2/16/2010	64,911
	17,603	(R)	0.73	57.05	1/3/2013	150,330

Thomas K. Whitford	61,750		2.56	53.50	1/25/2015	$625,528
	18,025	(R)	0.75	53.50	1/3/2013	167,633
	10,687	(R)	0.44	54.77	2/16/2010	72,030

(a)	The option grants not marked with an “(R)” have a grant date of January 25, 2005.

The reload options shown were granted on the exercise date(s) of the named executive officer’s original options. The grant dates for the reload options are as follows: (1) Mr. Rohr’s reload options were granted on April 29, 2005 and October 24, 2005; (2) Mr. Shack’s reload options were granted on August 15, 2005; and (3) Mr. Whitford’s reload options were granted on January 25, and June 3, 2005.

Options granted by the Personnel and Compensation Committee normally become exercisable in three equal annual installments, beginning one year after the grant date, as long as the holder remains an employee. All reload options normally become exercisable one year after their grant date so long as the holder remains an employee.

(b)	Nonstatutory stock options with a “reload” feature were first granted by the Personnel and Compensation Committee on February 19, 1997. The Personnel and Compensation Committee has eliminated the reload feature for option grants made in 2005 and future years. Options granted before 2005 and still outstanding are not affected by the committee’s action. If options with a reload feature are exercised while the holder is still an employee using common stock that has been held for at least six months, the options exercised are replaced or “reloaded” with a new, at-the-market option for each share of common stock used to satisfy the exercise price and meet any associated tax withholding obligation. Options can be reloaded only once; the reload options shown in the table cannot be replaced when they are exercised. The reload option normally will become exercisable in one year and will have the same remaining term as the option that was exercised.

(c)	The exercise price shown equals the average of the high and low sale prices of a share of PNC common stock on the New York Stock Exchange on the grant date.

(d)	The date shown in this column is the applicable ten-year expiration date, but an option may expire prior to that date under certain circumstances specified in the governing nonstatutory stock option agreement, such as termination of employment for reasons other than death or retirement.

The expiration date shown for reload options coincides with the expiration date of the option exercised, regardless of the reload option’s grant date. For example, a reload option received on the exercise of an option granted on February 16, 2000, would have the same expiration date of February 16, 2010, applicable to the original option, regardless of the date on which the reload option was granted.

(e)	The dollar values listed in this column are based upon the Black-Scholes option pricing model.

The grant of a reload option is treated for purposes of this table as the automatic grant of a new option, the value of which is determined on its own terms as of its grant date. Additional information about reload options is contained in footnote (b).

The chart below shows, by option grant date, the assumptions used in accordance with the Black-Scholes option pricing model to determine the grant date present value per option. We in no way intend to provide any predictions or assurances with respect to option or common stock values, as some of the underlying assumptions are highly subjective and in any event the options are not transferable except on the death of the optionee. The grant dates for specific options listed in the Individual Option Grants – 2005 table are disclosed in footnote (a).

Grant Date	Market Price	Exercise Price	Volatility	Annualized Risk Free Rate of Return	Estimated Useful Life (in years)	Dividend Yield	Estimated Value of Option
01/25/2005	$53.50	$53.50	0.2636	3.73%	5.0	3.84%	$10.13
01/25/2005	53.50	53.50	0.2636	3.55	4.0	3.84	9.30
04/29/2005	53.03	53.03	0.2344	3.82	3.8	3.88	8.26
06/03/2005	54.77	54.77	0.2268	3.55	2.4	3.90	6.74
08/15/2005	57.05	57.05	0.2211	4.08	2.3	3.87	7.00
08/15/2005	57.05	57.05	0.2211	4.16	3.7	3.87	8.54
10/24/2005	58.65	58.65	0.2076	4.25	2.2	3.83	6.76

Aggregated Option Exercises In 2005 And 2005 Year-End Option Values

This table provides information concerning exercises of nonstatutory stock options during 2005 by the named executive officers. The table also shows the number and value of unexercised in-the-money options, including any reload options held by the named executive officer, at the end of 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 2005 Year End (#)		Value of Unexercised In-the-Money Options at 2005 Year End ($) (a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
					(b)	(b)
James E. Rohr	123,583	$1,423,802	1,020,152	602,352	$4,413,987	$5,595,636
Joseph C. Guyaux	47,323	$747,500	419,490	266,001	$3,677,371	$2,602,825
William S. Demchak	0	$0	198,332	210,668	$3,011,966	$2,047,884
Timothy G. Shack	31,833	$435,696	289,604	159,877	$1,287,505	$1,416,926
Thomas K. Whitford	33,083	$352,371	282,046	152,213	$1,313,451	$1,434,688

(a)	An option is in-the-money if the fair market value of the underlying security exceeds the exercise price of the option.

(b)	The dollar values shown were calculated by determining the difference between: (1) the average of the high and low sale prices of PNC common stock on the New York Stock Exchange on December 30, 2005 ($61.85); and (2) the exercise prices of the various options held by the named executive officer as of December 30, 2005.

Long-Term Incentive Plans—Incentive Share/Performance Unit Awards In 2006

This table provides information about grants of incentive share/performance unit award opportunities made to the named executive officers in 2006 under PNC’s 1997 Long-Term Incentive Award Plan, as amended.

Name	Number of Shares, Units or Other Rights (#)		Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
	(a)			(d)	(d)	(d)
James E. Rohr	50,000		(c)	40%	100%	200%
Joseph C. Guyaux	19,000		(c)	40%	100%	200%
William S. Demchak	19,000		(c)	40%	100%	200%
	30,000	(b)	(c)	(b )	100%	200%
Timothy G. Shack	15,000		(c)	40%	100%	200%
Thomas K. Whitford	13,000		(c)	40%	100%	200%

(a)	The awards are denominated in shares, and the number shown represents the target number of shares of PNC’s common stock or common stock equivalents with respect to which an incentive share/performance unit award opportunity grant was made as of January 23, 2006. No shares of common stock have yet been issued pursuant to this grant. The actual number of shares of common stock or cash equivalents, if any, which a named executive officer may receive, depends on the attainment of certain performance goals and other factors, which are generally explained in footnote (d) and below.

(b)	The number shown reflects the grant to Mr. Demchak of an additional performance unit award opportunity on February 14, 2006. This grant was made in recognition of Mr. Demchak’s role in the oversight of PNC’s asset and liability management function, with the expectation that grants of similar performance units would be made annually. The corporate performance goals for Mr. Demchak’s grant would be based on the performance of the asset and liability unit over the 2006-2008 performance period and will be determined by the Board’s Personnel and Compensation Committee by March 31, 2006. Any award for achievement of performance levels would be made in early 2009 and paid in cash. Award levels range from a minimal award for threshold performance up to a maximum award of 200% of target. If performance is below the threshold goal, no award would be paid on this grant. No adjustment will be made to the target units for the value of any dividends declared during the performance period.

(c)	The performance period began on January 1, 2006, and will end on December 31, 2008.

(d)	The applicable performance goals and other conditions regarding the incentive share/performance unit award opportunities will be established by the Board’s Personnel and Compensation Committee by March 31, 2006. Depending on how these performance goals are designed, it is possible that performance at the threshold level for one or more factors could nonetheless result in a payout at a level below 40%.

Incentive share/performance unit award opportunities are both long-term incentive grants made under the 1997 Long-Term Incentive Award Plan, which was most recently approved by shareholders in 2001, and are part of the long-term compensation component of total compensation for certain executive officers. The grants are subject to the achievement of corporate performance goals and other conditions established by the Board’s Personnel and Compensation Committee.

At the end of the performance period, the committee must certify the level of performance that has been achieved. The level of performance achieved will determine the maximum number of shares of our common stock (if any) that the committee may award to an officer with respect to incentive shares and the maximum number of share equivalents payable in cash (if any) that the committee may award to an officer with respect to performance units.

The new 2006 incentive share/performance unit award opportunity grants have a three-year performance period, beginning January 1, 2006 and ending December 31, 2008, and a maximum combined award size at the end of the performance period of 200% of the target shares/units in each grant. Except for the performance unit award opportunity granted to Mr. Demchak on February 14, 2006, the target shares in each grant will be increased by the value of any dividends declared on the shares during the performance period. The corporate performance goals for Mr. Demchak’s February 14, 2006 performance unit grant will be based on asset and liability unit performance, and the remaining grants will be based on PNC’s earnings per share growth and return on average common shareholders’ equity relative to its peer group. The Committee will determine these goals and conditions by March 31, 2006. Awards, if any, for achievement of performance levels would be made in early 2009.

The “incentive share” portion of the award opportunity relates to performance levels up to and including the target (100%) performance, while the “performance unit” portion of the award opportunity relates to a premium performance level from target (100%) performance, up to and including the maximum (200%) performance level. Incentive shares would be paid in shares of PNC common stock, and performance units would be paid in cash. The maximum amount of shares paid would be 100% of the target shares in the grant, and the maximum amount of cash paid would be determined by multiplying the number of performance units awarded by the share price of PNC common stock on the award date.

The Committee’s prior practice had been to grant incentive share award opportunities every three years. Beginning with these 2006 grants, the Committee determined to grant award opportunities annually, in smaller amounts, while still maintaining a three-year performance period for each annual grant. We believe that smaller annual grants will provide the company with more flexibility to reflect changing market and other conditions and to make annual compensation awards more consistent.

The Committee also decided to discontinue its practice of granting restricted stock on an annual basis as part of the long-term compensation component of total compensation for this selected group of officers, although the Committee may still make such restricted stock grants on an individual basis from time to time. Restricted stock grants continue to be a component of annual compensation for this selected group, since a portion of their annual incentive awards is paid in the form of restricted stock.

Pension Benefits

We maintain a non-contributory pension plan for qualifying employees. The pension plan is a defined benefit cash balance pension plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is qualified under Section 401(a) of the Internal Revenue Code. We contribute an actuarially determined amount necessary to fund the total benefits payable to participants. The amount of our annual contribution with respect to a specific participant is not calculated. The plan’s actuaries calculate contributions in the aggregate.

Benefits under the pension plan are determined as follows: effective January 1, 1999, a recordkeeping “account” was established for each participant. The initial account balance was determined as the present value of each participant’s accrued benefit as of December 31, 1998, using the plan provisions in effect on December 31, 1998. For each calendar quarter ending after January 1, 1999, eligible participants receive “earnings credits” expressed as a percentage of covered earnings, in accordance with a schedule based on the participant’s age plus years of credited service. In addition, employees who were at least age 40 and had at least 10 years of credited service as of January 1, 1999 receive additional quarterly “Transitional Credits” for up to 10 years. Participants also receive quarterly “interest credits” at the prevailing 30-year U.S. Treasury Bond rate.

“Covered earnings” is defined as an employee’s regular earnings plus eligible variable compensation, such as paid bonuses. Deferred bonus payments are applied to our excess pension plan, discussed below. Eligible variable compensation for employees is limited to the greater of $25,000 or 50% of the employee’s total eligible variable compensation for the calendar year. Eligible variable compensation is generally limited to $250,000 for purposes of the 50% calculation, except in the case of a select group of our senior officers.

We also maintain two supplemental executive non-qualified pension plans. The ERISA excess pension plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Internal Revenue Code and the amount that would be provided by the pension plan if no limits were applied. The excess pension plan also recognizes deferred bonuses that are not included in the pension plan as covered earnings.

We also maintain a separate supplemental retirement benefit plan applicable to certain of our officers. Officers who were age 50 and had five years of credited service as of January 1, 1999 receive benefits based on the formula in effect prior to January 1, 1999. All other officers participating in this plan will receive a benefit based upon the cash balance pension formula described above, with the exception that earnings credit percentages are doubled for certain executives, and, for all executives, earnings credits are applied to eligible bonuses only.

Estimated Annual Age 65 Pension Benefits

The estimated total annual benefits (including those payable by both supplemental nonqualified pension plans where applicable) payable upon retirement at the normal retirement age of 65 for each of the named executive officers are shown in this table.

Named Executive Officer	Qualified and ERISA Excess Age 65 Benefit	Supplemental Executive Retirement Plan Age 65 Benefit	Total Estimated Age 65 Benefit
James E. Rohr	$1,021,481	$2,027,310	$3,048,791
Joseph C. Guyaux	466,303	695,505	1,161,808
William S. Demchak	405,799	404,043	809,842
Timothy G. Shack	368,920	447,665	816,585
Thomas K. Whitford	363,958	531,645	895,603

Notes:

•	Qualified and ERISA excess benefits are shown as annualized life annuities.

•	Base pay is assumed to continue without change until age 65.

•	Cash balance interest credits and annuity conversions were assumed to be 7%.

•	Mr. Rohr is grandfathered in the old supplemental executive retirement plan formula. His plan benefit is shown as a 15 year certain annuity.

•	Messrs. Guyaux, Demchak, Shack and Whitford’s supplemental executive retirement plan benefits are calculated under the cash balance pension formula. Their plan benefits are shown as life annuities.

•	Future annual bonuses are assumed to be the same total as those paid and deferred in 2005.

COMMON STOCK PERFORMANCE GRAPH

This graph shows the cumulative total shareholder return (i.e., price change plus reinvestment of dividends) on our common stock during the five-year period ended December 31, 2005, as compared with: (1) a selected peer group of our competitors, called the “Peer Group”†; (2) an overall stock market index, the S&P 500 Index; and (3) a published industry index, the S&P 500 Banks. The yearly points marked on the horizontal axis of the graph correspond to December 31 of that year. The stock performance graph assumes that $100 was invested on January 1, 2001 for the five-year period and that any dividends were reinvested. The table below the graph shows the resultant compound annual growth rate for the performance period.

†	The Peer Group consists of the following companies: The Bank of New York Company, Inc.; BB&T Corporation; Fifth Third Bancorp; KeyCorp; National City Corporation; The PNC Financial Services Group, Inc.; SunTrust Banks, Inc.; U.S. Bancorp; Wachovia Corporation; and Wells Fargo & Company. Each yearly point for the Peer Group is determined by calculating the cumulative total shareholder return for each company in the Peer Group from January 1, 2000 to December 31 of that year and then using the median of these returns as the yearly plot point. The Peer Group shown is the Peer Group approved by the Board’s Personnel and Compensation Committee in 2005.

In accordance with the rules of the Securities and Exchange Commission, this section, captioned “Common Stock Performance Graph,” shall not be incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or the Securities Act of 1933. The Common Stock Performance Graph, including its accompanying table and footnotes, is not deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

INDEPENDENT AUDITORS

PNC engaged Deloitte & Touche LLP as PNC’s principal accountants to audit PNC’s 2005 consolidated financial statements. This engagement was approved by the Audit Committee on February 15, 2005, and was ratified by our shareholders on April 26, 2005.

Details about the nature of the services provided by, and the fees that PNC paid to, Deloitte & Touche LLP for such services provided during 2005 are set forth below. At its meeting on February 14, 2006, the Audit Committee appointed Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, to audit the consolidated financial statements of the Corporation for 2006, subject to shareholder ratification.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Audit Committee’s Procedures For The Pre-approval Of Audit And Permitted Non-Audit Services

Under statutes, regulations and rules applicable to us and the Audit Committee of the Board and under the Audit Committee’s charter, the Audit Committee is responsible for pre-approving audit and permitted non-audit services, such as tax and other services, to be provided to us or our subsidiaries by our independent auditors. With certain limited exceptions, no such services may be provided without such pre-approval. The committee is given this responsibility to confirm that the provision of these services by the independent auditors does not impair the independent auditors’ independence. The committee also performs this function with respect to our employee benefit plans.

The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services (even though the pre-approval of fees is not required by the Securities and Exchange Commission’s rules) and the other terms of the engagement. The committee may preapprove specific fees or a methodology for determining fees for audit and permitted non-audit services.

The committee may provide general pre-approval of certain types of services to be provided by the independent auditors, or it may approve specific services individually. During 2005, the committee did not provide general pre-approval of certain types of services, and the Audit Committee approved all specific services individually. If the committee does provide any general pre-approval of certain types of services, it will review and pre-approve the provision of such services at least annually. The committee will be responsible for approving any fee or other compensation arrangements for services covered by a general pre-approval to the extent not approved at the time of pre-approval of the provision of such types of services.

The authority to pre-approve the provision of services by the independent auditors may be exercised by the committee as a whole, or by the chairman of the committee as required between committee meetings. The committee may also delegate this authority, in whole or in part, to one or more other members of the committee. Any person exercising delegated authority will report on any such approvals at the next scheduled meeting of the committee, which will be reflected in the minutes of the meeting. The Audit Committee may not delegate its pre-approval authority to any other person, including any member of our management or other employee or agent of PNC.

Our independent auditors must receive pre-approval for any audit or permitted non-audit services in writing. Any written request for pre-approval must include, at the least, a description of the nature of the engagement and of the proposed fee for the services. The written request must also include a statement by the independent auditors as to whether, in their view, the provision of such services is consistent with Securities and Exchange Commission and other applicable rules on auditor independence. The committee or the chairman of the committee, in reviewing any request for pre-approval, may request appropriate members of our management to provide their views as to whether the provision of the services in question is consistent with the applicable rules on auditor independence.

The Audit Committee may amend these procedures from time to time.

The following table summarizes the aggregate fees billed to PNC by Deloitte & Touche LLP for 2005 and 2004.

	2005	2004
Audit Fees	$12,378,574	$11,833,007
Audit-Related Fees	$790,792	$809,855
Tax Fees	$101,297	$113,436
All Other Fees	$296,835	$10,470

Total Fees Paid	$13,567,498	$12,766,768

Audit Fees

The aggregate fees billed for audit services for the year ended December 31, 2005 and 2004, were $12,378,574 and $11,833,007, respectively. These fees consisted primarily of the audit of PNC’s annual consolidated financial statements, reviews of PNC’s quarterly consolidated financial statements included in Form 10-Q filings, audit of internal control over financial reporting, SAS 70 reports, comfort letters and other services related to Securities and Exchange Commission matters, and assistance with the implementation of new accounting pronouncements.

Audit-Related Fees

The aggregate fees billed for audit-related services for the year ended December 31, 2005, were $790,792. These fees consisted primarily of the employee benefit plan audits, investment performance verifications and financial accounting and reporting consultations.

The aggregate fees billed for audit-related services for the year ended December 31, 2004, were $809,855. These fees consisted primarily of the employee benefit plan audits, Sarbanes-Oxley Act Section 404 advisory services, investment performance verifications and financial accounting and reporting consultations.

Tax Fees

The aggregate fees billed for tax services for the year ended December 31, 2005, were $101,297. Of that amount, $56,715 was attributable to tax compliance services, which are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of preparation of

K-1’s and tax returns of PNC or its subsidiaries. The remaining fees of $44,582 related to a license renewal of tax preparation software.

The aggregate fees billed for tax services for the year ended December 31, 2004, were $113,436. Of that amount, $53,452 was attributable to tax compliance services, which are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of preparation of K-1’s and tax returns for PNC or its subsidiaries. The remaining fees of $25,000 related to tax planning or advice and the remaining $34,984 related to a license renewal of tax filing preparation software.

All Other Fees

The aggregate fees billed for all other services for the year ended December 31, 2005, were $296,835. These fees consist of services related to the response to an information document request, agreed-upon procedures relating to commercial mortgage-backed securities transactions, and a regulatory compliance attestation.

The aggregate fees billed for all other services for the year ended December 31, 2004, were $10,470. That fee consisted of services related to the response to a subpoena served on a PNC subsidiary.

In considering the nature of the services provided by the independent auditors, the Audit Committee determined that such services are compatible with the provision of independent audit services. The committee discussed these services with the independent auditors and our management to determine that they are permitted under the rules and regulations concerning auditor independence of the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

The PNC Board of Directors has appointed an Audit Committee composed of five directors, each of whom is independent as defined in the New York Stock Exchange listing standards. Acting on the recommendation of the Nominating and Governance Committee, the Board of Directors has determined that each of Messrs. Chellgren and Kelson is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission rules.

The Board of Directors has approved a written charter for the Audit Committee. A copy of that charter, as approved and amended by the Board on February 15, 2006, is included as Exhibit B to this proxy statement. The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare PNC’s consolidated financial statements, to plan or conduct audits, or to determine that PNC’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. PNC’s management is responsible for preparing PNC’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. PNC’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of PNC’s consolidated financial statements and the audit of the effectiveness of PNC’s internal control over financial reporting. In addition, the independent auditors are responsible for the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005.

The Audit Committee has reviewed and discussed PNC’s audited consolidated financial statements with management and with Deloitte & Touche LLP, PNC’s Independent Registered Public Accounting Firm for 2005. The Audit Committee has selected Deloitte & Touche LLP as PNC’s independent auditors for 2006, subject to shareholder ratification. A portion of the Audit Committee’s review and discussion of PNC’s audited consolidated financial statements with Deloitte & Touche LLP occurred in private sessions, without PNC management present.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received from Deloitte & Touche LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of non-audit services with the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Paul W. Chellgren, Chairman

J. Gary Cooper

George A. Davidson, Jr.

Richard B. Kelson

Bruce C. Lindsay

In accordance with the rules of the Securities and Exchange Commission, the Report of the Audit Committee shall not be incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Exchange Act or the Securities Act.

OTHER MATTERS

Our Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment of the meeting, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

By Order of the Board of Directors,
/S/ GEORGE P. LONG, III

George P. Long, III Corporate Secretary

Exhibit A

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

1	DEFINITIONS

In this Plan, except where the context otherwise indicates, the following definitions apply.

1.1.	“Agreement” means an agreement in Writing between the Corporation and the Grantee evidencing a grant of an Award under the Plan.

1.2.	“Award” means an Option, Share Award, Restricted Share, Incentive Share, Share Unit, Share Appreciation Right, Restricted Share Unit, Performance Unit, Other Share-Based Award or Dollar-Denominated Award.

1.3.	“Board” means the Board of Directors of the Corporation.

1.4.	“Committee” means (i) in the case of Awards made to Eligible Persons other than Directors (“Employee Awards”), the Board’s Personnel and Compensation Committee, or such other committee or designee appointed by the Board or the Personnel and Compensation Committee to manage Employee Awards generally or specific individual or groups of Employee Awards, and (ii) in the case of Awards made to Directors, the Board’s Nominating and Governance Committee, unless otherwise determined by the Board. To the extent required by Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Exchange Act or other similar requirement, any action taken by the Committee shall be taken by the Committee as a whole or by a subcommittee of at least two members, and all the members of the Committee or such subcommittee will be “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3) or any similar successor regulation and “non-employee directors” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act or any similar successor rule. In all other events, the Chairman of the Committee shall be authorized to act on behalf of the Committee unless otherwise determined by the Committee. Except where the context otherwise requires, references in the Plan to the “Committee” also shall be deemed to refer to the Chairman and to any delegate of the Committee while acting within the scope of such delegation.

1.5.	“Common Stock” means the common stock, par value $5.00 per share, of the Corporation.

1.6.	“Corporation” means The PNC Financial Services Group, Inc.

1.7.	“Director” means any member of the Board who is not also an employee of the Corporation or any Subsidiary.

1.8.	“Dividend Equivalent” means a right granted to an Eligible Person as a Share-Based Award or in connection with another Share-Denominated Award to receive the equivalent value (in cash or Shares) of dividends paid on Common Stock.

1.9.	“Dollar-Denominated Award” means an Award denominated in dollars rather than in Shares, as provided under Article 12, whether settled in cash or Shares.

1.10.	“Effective Date” means February 15, 2006, subject to approval of the Plan by the Corporation’s shareholders.

1.11.	“Eligible Person” means an employee or officer of the Corporation or of a Subsidiary, or a Director, selected by the Committee as eligible to receive an Award under the Plan.

1.12.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13.	“Fair Market Value” means, as of any given date, the average of the reported high and low trading prices on the New York Stock Exchange for a share of Common Stock on such date or as otherwise determined using any other reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or the Nasdaq National Market, provided that such method is consistently applied.

1.14.	“Grantee” means an Eligible Person to whom an Award has been granted.

1.15.	“Grant Date” means

(i)	with respect to Options and Share Appreciation Rights, the date as of which an Award is authorized by the Committee to be granted to an Eligible Person or a group of Eligible Persons, provided that (A) the Eligible Person does not have the ability to individually negotiate the key terms and conditions of the Award with the Corporation or, if so, such negotiations have concluded, and (B) the key terms of the Award are expected to be communicated to the Grantee or group of Grantees within a relatively short period of time from the date as of which the Award is authorized to be granted; and

(ii)	with respect to all other Awards, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award.

1.16.	“Incentive Share” means a Share awarded pursuant to the provisions of Article 9.

1.17.	“Incentive Stock Option” means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code and that the Corporation designates as such in the Agreement granting the Option.

1.18.	“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended and the rules and regulations promulgated thereunder.

1.19.	“Nonstatutory Stock Option” means an Option granted under the Plan that is not an Incentive Stock Option.

1.20.	“Option” means an option to purchase Shares granted under the Plan in accordance with the terms of Article 6.

1.21.	“Option Period” means the period during which an Option may be exercised.

1.22.	“Option Price” means the price per Share at which an Option may be exercised.

1.23.	“Optionee” means an Eligible Person to whom an Option has been granted.

1.24.	“Other Share-Based Award” means a Share-Denominated Award other than an Option, Share Award, Restricted Share, Incentive Share, Share Unit, Share Appreciation Right, Restricted Share Unit or Performance Unit, as contemplated in Article 11.

1.25.

“Performance Criteria” means the performance standards selected by the Committee that may be based on earnings or earnings growth; return on assets, equity or investment; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; reduction of nonperforming assets or loans; achievement of balance sheet or income statement objectives; or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Criteria may be based on one or more business criteria that apply to the individual, a subsidiary, a business unit or portion of the Corporation, the Corporation as a whole, or a combination thereof.

1.26.	“Performance Period” means the period or periods, which may be of overlapping durations, during which each Performance Criterion of a performance-based Award will be measured against the Performance Criteria established by the Committee and specified in the Agreement relating thereto.

1.27.	“Performance Unit” means a Share Unit payable upon satisfaction of specified Performance Criteria or other conditions or circumstances, as contemplated in Section 10.3.

1.28.	“Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan, which is the Plan set forth in this document, as amended from time to time.

1.29.	“Prior Plan” means The PNC Financial Services Group, Inc. 1997 Long-Term Incentive Award Plan, as amended and restated.

1.30.	“Prior Plan Award” means an award granted pursuant to the Prior Plan.

1.31.	“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Internal Revenue Code.

1.32.	“Related Award” means the Award in connection with which a Related Option, Related Share Unit or Related Right is granted.

1.33.	“Related Option” means an Option granted in connection with a specified Award.

1.34.	“Related Share Unit” means a Share Unit granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option, Restricted Share or Incentive Share granted under the Plan or the Prior Plan.

1.35.	“Related Right” means a Share Appreciation Right granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option granted under the Plan.

1.36.	“Restricted Share” means a Share awarded to an Eligible Person pursuant to Article 7 that is subject to certain restrictions and may be subject to forfeiture.

1.37.	“Restricted Share Unit” means a Share Unit awarded to an Eligible Person pursuant to Article 10 that is subject to certain restrictions and may be subject to forfeiture.

1.38.	“Right Period” means the period during which a Share Appreciation Right may be exercised.

1.39.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.40.	“Share” means a share of authorized but unissued Common Stock or a reacquired share of Common Stock, including shares purchased by the Corporation on the open market for purposes of the Plan or otherwise.

1.41.	“Share-Denominated Award” means any Award hereunder other than a Dollar-Denominated Award under Article 12, and specifically an Award that is denominated in or by reference to a specified number of Shares, whether settled in Shares or cash.

1.42.	“Share Appreciation Right” means a share appreciation right granted under the Plan in accordance with the terms of Article 8.

1.43.	“Share Award” means an award of Common Stock as described in Article 7.

1.44.	“Share Unit” means an award of a phantom unit, representing the right to receive a Share or an amount based on the value of a Share, as described in Article 10.

1.45.	“Subsidiary” means an entity which is a member of a “controlled group” or under “common control” with the Corporation as determined under Section 414(b) or (c) of the Internal Revenue Code except that an entity will be deemed to be in a controlled group or under common control with the Corporation for this purpose if the Corporation either directly or indirectly owns at least 50% (or 20% with legitimate business criteria) of the total combined voting power of all classes of stock (or similar interests) of such entity or would otherwise satisfy the definition of service recipient under Section 409A of the Internal Revenue Code.

1.46.	“Writing” means any paper or electronic means of documenting the terms of an Agreement hereunder which satisfies such requirements for formality, authenticity and verification of signature and authority as may be established by the Committee or by those persons responsible for performing administrative functions under the Plan.

2	PURPOSE

The Plan is intended to promote the success and enhance the value of the Corporation by linking the personal interests of Directors, officers and employees to those of the Corporation’s shareholders and by providing flexibility to the Corporation in its ability to motivate, attract and retain the services of Directors, officers and employees upon whose judgment, interest and special effort the successful conduct of the Corporation’s operations is largely dependent.

3	PLAN MANAGEMENT AND ADMINISTRATION

The Plan will be managed by the Committee. Administrative functions under the Plan shall be performed by the Corporation’s Chief Executive Officer or Chief Human Resources Officer, or any of their respective designees; such functions may include, without limitation, documenting and communicating Awards made hereunder, maintaining records concerning such Awards, and satisfying (or assisting Eligible Persons in satisfying) any applicable reporting, disclosure, tax filing or withholding, or other legal requirements concerning Awards. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Subsidiary, the Corporation’s independent registered public accounting firm or other certified public accountants, or any executive compensation consultant or other professional retained by the Committee, the Chief Executive Officer or the Chief Human Resources Officer, or any of their respective designees, to assist in the administration of the Plan. In addition to any other powers granted to the Committee, it will have the following management powers, subject to the express provisions of the Plan:

3.1	to determine in its discretion the Eligible Persons or group of Eligible Persons to whom Awards will be granted;

3.2	to determine the types of Awards to be granted;

3.3	to determine the number of Awards to be granted to an Eligible Person or to a group of Eligible Persons and the number of Shares (in the case of Share-Denominated Awards) or dollar amount (in the case of Dollar-Denominated Awards) to be subject to each Award or pool of Awards;

3.4	to determine the terms and conditions of any Award, including, but not limited to, the Option Price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on considerations as the Committee in its sole discretion determines;

3.5	to determine all other terms and provisions of each Agreement, which need not be identical;

3.6	to construe and interpret the Agreements and the Plan;

3.7	to require, whether or not provided for in the pertinent Agreement, of any Grantee or Optionee, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with, or qualify for advantageous treatment under, applicable securities, tax, or other laws;

3.8	to provide for satisfaction of an Optionee’s or Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Corporation of Shares otherwise issuable on the exercise of, or pursuant to, an Award (provided that the Share amount retained will not exceed the minimum applicable required withholding tax rate for federal (including FICA), state or local tax liability), or through delivery of Common Stock to the Corporation by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate, including but not limited to a Share attestation procedure, or by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the tax liabilities;

3.9	to make all other determinations and take all other actions necessary or advisable for the management and administration of the Plan, including but not limited to establishing, adopting or revising any rules and regulations as it may deem necessary;

3.10	to delegate to officers or managers of the Corporation or any Subsidiary the authority to make Awards to Eligible Persons, to select such Eligible Persons, and to determine such terms and conditions thereof as may be specified in such delegation, from a pool of Awards authorized by the Committee; and

3.11	without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(i)	for an agreement by the Optionee or Grantee to render services to the Corporation or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power under the Plan to commit the Corporation or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(ii)	for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee or Grantee;

(iii)	for an agreement by the Optionee or Grantee to resell to the Corporation, under specified conditions, Shares issued in connection with an Award;

(iv)	for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including, without limitation, by delivery under such terms and conditions as the Committee deems appropriate, including but not limited to a Share attestation procedure, of Common Stock valued at Fair Market Value on the exercise date of the Option, or a combination of cash and Common Stock; or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price;

(v)	for the deferral of receipt of amounts that otherwise would be distributed upon exercise or payment of an Award, the terms and conditions of any such deferral and any interest or Dividend Equivalent or other payment that will accrue with respect to deferred distributions, subject to the provisions of Article 15;

(vi)	for the effect of a “change in control,” as defined in the Agreement, of the Corporation on the rights of an Optionee or Grantee with respect to any Award; and

(vii)	for Dividend Equivalents as, or in connection with, an Award (other than an Option or a Share Appreciation Right), under such terms and conditions as the Committee deems appropriate, including whether (A) such Dividend Equivalent will be paid currently or will be deferred; (B) deferred Dividend Equivalents will accrue interest; and (C) Dividend Equivalents will be accrued as a cash obligation or converted to Share Units. Notwithstanding the foregoing, any deferral of the payment of a Dividend Equivalent will comply with Section 409A of the Internal Revenue Code.

Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4	ELIGIBILITY

Eligible Persons may be granted one or more Awards; provided, however, that Incentive Stock Options will not be granted to Directors.

5	SHARES SUBJECT TO THE PLAN

5.1

The number of Shares initially reserved for issuance over the term of the Plan is limited to 40,000,000 Shares, which includes 23,647,000 authorized but unissued Shares under the Prior Plan. No more than 10,000,000 of such Shares may be issued in respect of Awards other than Options or Share Appreciation Rights. The Plan serves as the successor to the Prior Plan, and no further Prior Plan Awards will be made after the date this Plan is approved by the Corporation’s shareholders (“Approval Date”). However, all awards under the Prior Plan, including any features thereof involving reload rights or performance units and the subsequent grant of options or performance units on the exercise thereof, outstanding on the Approval Date will continue in full force and effect in accordance with their terms, and no provision of this Plan will be deemed to affect or otherwise modify the rights or obligations of the holders of those Prior Plan Awards with respect to their acquisition of shares of Common Stock thereunder. To the extent any Prior Plan Awards outstanding under the Prior Plan on the Approval Date are forfeited or expire or terminate unexercised, the number of Shares subject to those forfeited, expired or terminated awards at the time of forfeiture, expiration or termination will be added to the share reserve under this Plan and accordingly will be available for issuance hereunder, except and to the extent that the Committee determines that such shares should be reserved for the purpose of satisfying any reload or performance unit rights with respect to the Prior Plan Awards outstanding on the Approval Date.

5.2	Grants of Incentive Stock Options under the Plan may not be made with respect to more than 1,000,000 Shares during any calendar year, provided that such limit only applies to the extent consistent with applicable regulations relating to Incentive Stock Options under the Internal Revenue Code. With respect to one calendar year, an Eligible Person may receive (i) Share-Denominated Awards, other than Share-Denominated Awards (or any portion thereof) that by their terms can only be settled in cash, not to exceed, in the aggregate, 1,000,000 Shares plus (ii) Dollar-Denominated Awards and Share-Denominated Awards (or any portion thereof) that by their terms can only be settled in cash, not to exceed, in the aggregate, 1,000,000 Shares (or the equivalent thereof) for a total individual annual limit of the equivalent of 2,000,000 Shares (the “Individual Limit”). With respect to any Dollar-Denominated Award, the number of Shares allocated to such Award for purposes of applying the Individual Limit in (ii) above will be determined on the Grant Date by dividing the amount of such Award by the Fair Market Value of a share of Common Stock on the Grant Date.

5.3	Shares subject to outstanding Awards made under the Plan will be available for subsequent issuance under the Plan to the extent those Awards are forfeited, expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Shares issued under the Plan subject to a vesting requirement and subsequently forfeited or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan or the applicable Agreement will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance. Should the exercise price of an Option under the Plan be paid with Shares, then the authorized reserve of Common Stock under the Plan will be reduced by the gross number of Shares for which that Option is exercised, and not by the net number of Shares issued under the exercised Option. If Shares otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an Option, Share Appreciation Right or issuance of fully-vested Shares under another type of Award, then the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares issuable under the exercised Option or Share Appreciation Right or the gross number of fully-vested Shares issuable under another type of Award, calculated in each instance prior to any such share withholding. Notwithstanding the foregoing, any Award or portion of an Award that (i) in accordance with the terms of the applicable Agreement, is payable only in cash and (ii) is disclosed as being payable only in cash in the Corporation’s annual report filed with the Securities Exchange Commission on Form 10-K will be added back immediately to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance.

5.4

Where two or more Awards are granted in relation to each other such that the exercise or payment of one such Award automatically and by its terms reduces the number of Shares that may be issued or the amount that may be received pursuant to the other Award or Awards, then the amount that will be included for purposes of the Individual Limits set forth in Section 5.2 for such Awards will be the amount that is the maximum number of Shares (or their equivalent) that could be issued or received pursuant to such Awards and their related Awards taken as a whole, and only the maximum number of Shares that could be issued pursuant to such Awards will be counted against the number of Shares reserved under the Plan at the time of their grant.

5.5	In the case of any Award granted in substitution for an award of a company or business acquired by the Corporation or a Subsidiary, Shares issued or issuable in connection with such substitution will not be counted against the number of Shares reserved under the Plan, but will be available under the Plan by virtue of the Corporation’s assumption of the plan or arrangement of the acquired company or business.

6	OPTIONS

6.1	The Committee is hereby authorized to grant Incentive Stock Options and Nonstatutory Stock Options to any employee who is an Eligible Person and to grant Nonstatutory Stock Options to any Director, provided that the number of Options granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year.

6.2	All Options will be evidenced by an Agreement. All Agreements granting Incentive Stock Options will contain a statement that the Option is intended to be an Incentive Stock Option; if no such statement is included in the Agreement, or if the Agreement affirmatively states that the Option is intended to be a Nonstatutory Option, the Option shall be a Nonstatutory Option.

6.3	The Option Period will be determined by the Committee and specifically set forth in the Agreement, provided that an Option will not be exercisable after ten years from the Grant Date and will not be exercisable until the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Optionee or as otherwise permitted by the Agreement upon a change in control of the Corporation).

6.4	All Incentive Stock Options granted under the Plan will comply with the provisions of Section 422 of the Internal Revenue Code and with all other applicable rules and regulations.

6.5	The Option Price for any Option will equal the Fair Market Value as of the Grant Date, unless otherwise determined by the Committee in its discretion pursuant to an Option that contains terms and conditions that satisfy (or qualify such Option for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code.

6.6	The Committee will determine the methods by which the Option Price of an Option may be paid and the form or forms of payment that may be permitted.

6.7	All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

6.8	The Committee may provide in the Agreement evidencing the grant of an Option that the Committee, in its sole discretion, will have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Share Appreciation Right will be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

7	SHARE AWARDS AND RESTRICTED SHARES

7.1	The Committee is authorized to grant Share Awards to any Eligible Person in such amounts and subject to such terms and conditions as determined by the Committee, provided that the number of Shares awarded to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year. All Share Awards will be evidenced by an Agreement.

7.2	Shares issued or transferred pursuant to a Share Award may be issued or transferred for consideration or no consideration (except as required by applicable law), and may be subject to restrictions or no restrictions, as determined by the Committee. A Share Award that is issued subject to restrictions is referred to in this Plan as a Restricted Share. The Committee may establish conditions under which restrictions on Restricted Shares will lapse over time or according to such other criteria as the Committee deems appropriate.

7.3	Restricted Shares will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote Restricted Shares or the right to receive dividends on Restricted Shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of an Award or thereafter, provided that no restrictions will lapse prior to the expiration of six months from the Grant Date (except that this limitation need not apply in the event of death or disability of the Grantee or as otherwise permitted by the Agreement upon a change in control of the Corporation).

7.4	Except as otherwise determined by the Committee at the time of the grant of an Award or thereafter, upon termination of employment or service with or for the Corporation and/or Subsidiaries during the applicable restriction period, Restricted Shares that are at that time subject to restrictions will be forfeited.

7.5	Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee determines. If certificates representing Restricted Shares are registered in the name of the Grantee, those certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Corporation may, at its discretion, retain physical possession of certificates until such time as all applicable restrictions lapse.

8	SHARE APPRECIATION RIGHTS

8.1	The Committee may grant Share Appreciation Rights to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 8, provided that the number of Share Appreciation Rights granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year.

8.2	A Share Appreciation Right may be granted under the Plan:

(i)	in connection with, and at the same time as, the grant of another Award to an Eligible Person;

(ii)	by amendment of an outstanding Nonstatutory Stock Option granted under the Plan to an Eligible Person; or

(iii)	independently of any Award granted under the Plan.

A Share Appreciation Right granted under clause (i) or (ii) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Award.

8.3	A Share Appreciation Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Grantee to receive, without any payment to the Corporation (other than required tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the date such Award is exercised not to exceed the number of Shares subject to the portion of the Share Appreciation Right exercised multiplied by an amount equal to the excess of the Fair Market Value on the Exercise Date of the Share Appreciation Right over the “base price”. The base price for a Share Appreciation Right is the Fair Market Value per Share as of the Grant Date, unless otherwise determined by the Committee in its discretion pursuant to a Share Appreciation Right that contains terms and conditions that satisfy (or qualify such Share Appreciation Right for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code.

8.4	The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however:

(i)	a Share Appreciation Right may not be exercised until the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by the Agreement upon a change in control of the Corporation);

(ii)	a Share Appreciation Right will expire no later than the earlier of (A) ten years from the Grant Date, or (B) in the case of a Related Right, the expiration of the Related Award; and

(iii)	a Share Appreciation Right that is a Related Right may be exercised only when and to the extent the Related Award is exercisable.

8.5	The exercise or settlement, in whole or in part, of a Related Right will cause a reduction in the number of Shares subject to the Related Award equal to the number of Shares with respect to which the Related Right is exercised or settled. Similarly, the exercise or settlement, in whole or in part, of a Related Award will cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Award is exercised or settled.

9	INCENTIVE SHARE AWARDS

The Committee may, in its sole discretion, grant Incentive Shares to Eligible Persons, provided that the number of Incentive Shares granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Incentive Shares will entitle an Eligible Person to receive Shares, to be issued at such times, subject to the achievement of such Performance Criteria or other goals, in recognition of such performance or other achievements, or for such other purposes, and on such other terms and conditions, if any, as the Committee deems appropriate.

10	SHARE UNITS AND RESTRICTED SHARE UNITS

10.1	The Committee may grant Share Units to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 10, provided that the number of Share Units granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Each Share Unit will represent the right of the Grantee to receive a Share or an amount based on the value of a Share upon such terms and conditions as the Committee deems appropriate.

10.2	Share Units may be issued or transferred for consideration or no consideration and may be subject to restrictions or no restrictions, as determined by the Committee. A Share Unit that is issued subject to restrictions is referred to as a Restricted Share Unit. The Committee may establish conditions under which restrictions on Restricted Share Units will lapse over time or according to such other criteria as the Committee deems appropriate.

10.3	The Committee may grant Share Units that are payable if specified Performance Criteria or other conditions are met, or under other circumstances. A Share Unit that is payable if specified Performance Criteria are achieved may be referred to as a Performance Unit. During the Performance Period, such Performance Criteria may be particular to an Eligible Person or to the department, branch, Subsidiary or other unit in which the Eligible Person works, or may be based on the performance of the Corporation or of a specified portion or portions of the Corporation and/or Subsidiaries generally.

10.4	Share Units may be granted under the Plan:

(i)	in connection with, and at the same time as, the grant of another Award to an Eligible Person;

(ii)	by amendment of an outstanding Nonstatutory Stock Option, Restricted Share or Incentive Share granted under the Plan or the Prior Plan to an Eligible Person; or

(iii)	independently of any Award granted under the Plan.

A Share Unit granted under subparagraph (i) or (ii) of the preceding sentence is a Related Share Unit. A Related Share Unit may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Award. A Share Unit may not be granted in connection with, or by amendment to, an Incentive Stock Option.

10.5	Share Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee provided that no restrictions will lapse on Restricted Share Units prior to the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by an Agreement upon a change in control of the Corporation).

10.6	Payment with respect to Share Units will be made in cash, in Shares, or in a combination of the two, as determined by the Committee and set forth in the Agreement. The Agreement will specify the maximum number of Shares (which may be determined by a formula) that will be paid under the Share Units.

10.7	The Committee will determine in the Agreement under what circumstances a Grantee may retain Restricted Share Units after termination of the Grantee’s employment or service with or for the Corporation and/or Subsidiaries, and the circumstances under which Restricted Share Units may be forfeited.

11	OTHER SHARE-BASED AWARDS

The Committee may grant Other Share-Based Awards, which are Share-Denominated Awards other than those described in Articles 6 through 10 of the Plan, to any Eligible Person on such terms and conditions as the Committee determines, provided that the number of Other Share-Based Awards granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Other Share-Based Awards may be awarded subject to the achievement of Performance Criteria or other conditions and may be payable in cash, Shares or any combination of the foregoing, as the Committee determines.

12	DOLLAR-DENOMINATED AWARDS

The Committee is authorized to grant Dollar-Denominated Awards entitling Eligible Persons to receive a specified dollar amount (which may be determined by a formula) based upon the achievement of specified Performance Criteria or other conditions, provided that the amount of any Dollar-Denominated Award granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. The Committee will determine the terms and conditions of such Awards, which may be payable in cash, Shares or any combination of the foregoing, as the Committee determines.

13	QUALIFIED PERFORMANCE-BASED COMPENSATION

13.1	The Committee may determine that an Award or Awards granted to an Eligible Person will be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The provisions of this Article 13 apply to any such Grants that are to be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. To the extent that Awards designated as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code are made, no such Award may be made as an alternative to another Award that is not also designated as “qualified performance-based compensation” but instead must be separate and apart from all other Awards made.

13.2	When Options or Share Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee approving such grants must consist solely of two or more “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3), and the Option Price or base price, as the case may be, established for the grant by the Committee will not be less than the Fair Market Value on the Grant Date.

13.3

When Awards other than Options or Share Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee will establish in writing (i) the Performance Criteria that must be met, (ii) the Performance Period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the Internal Revenue Code for “qualified performance-based compensation.” The Performance Criteria will satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the Performance Criteria be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Criteria have been met. The Committee will not have discretion to increase the maximum amount of compensation that is payable upon achievement of the designated Performance Criteria, but the Committee may in its discretion reduce the amount of compensation that is payable to an Eligible Person upon achievement of the designated Performance Criteria.

13.4	The Committee will establish the Performance Criteria in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Internal Revenue Code.

13.5	The Committee will certify and announce the results for the Performance Period to all affected Grantees after the Corporation determines the financial and other relevant performance results for the Performance Period. The Committee will determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the Performance Criteria and the terms of each Agreement.

13.6	The Committee may provide in the Agreement that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a change of control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Internal Revenue Code.

14	EXERCISE; PAYMENT OF WITHHOLDING TAXES

An Award that is exercisable by the Grantee may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Corporation or its designated agent of written notice of the exercise, in such form as the Committee may prescribe. The exercise, however, will not be effective until the Corporation has received the election notice and will be subject to receipt by the Corporation of payment of any applicable Option Price, calculation by the Corporation of the applicable withholding taxes, and receipt by the Corporation of payment for any applicable withholding taxes.

15	DEFERRAL OF AWARDS

If a Grantee so elects in accordance with the terms of an Agreement, the Grantee may defer any or all of an amount otherwise payable in connection with an Award in accordance with the provisions of a deferred compensation plan maintained by the Corporation or a Subsidiary, provided that:

(i)	the Grantee makes such election by delivering to the Corporation written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A of the Internal Revenue Code;

(ii)	such election will be irrevocable;

(iii)	such deferred payment will be made in accordance with the provisions of such deferred compensation plan; and

(iv)	the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A of the Internal Revenue Code.

16	CAPITAL ADJUSTMENTS

The number and class of Shares subject to each outstanding Share-Denominated Award, the Option Price, the base price for any Share Appreciation Right or other Award using such a price, the aggregate number and class of Shares for which grants of Share-Denominated Awards thereafter may be made or in which Awards may be paid, and the Share-based limits provided for in Article 5, will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect any corporate transaction or event, including, without limitation, Share dividends, Share splits, spin-offs, split-ups, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

17	TERMINATION OR AMENDMENT

17.1	The Board or the Committee may amend, alter or terminate this Plan in any respect, at any time; provided, however, that, after this Plan has been approved by the shareholders of the Corporation, no amendment, alteration or termination of this Plan will be made by the Board or the Committee without approval of (i) the Corporation’s shareholders to the extent shareholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) each affected Optionee or Grantee if such amendment, alteration or termination would adversely affect his or her rights or obligations under any grant or award made prior to the date of such amendment, alteration or termination except as otherwise permitted under Articles 15, 18 and 21.

17.2	The effective date of any amendment to the Plan will be the date specified by the Board or Committee, as applicable. Any amendments to the Plan requiring shareholder approval pursuant to Section 17.1 are subject to approval by vote of the shareholders of the Corporation within 12 months after their adoption by the Board or the Committee. Subject to that approval, any such amendments are effective as of the date on which they are adopted by the Board. Awards may be granted or awarded prior to shareholder approval of amendments, but each Award requiring such amendments will be subject to the approval of the amendments by the shareholders. The date on which any Award made prior to shareholder approval of the amendment will be the Grant Date for all purposes of the Plan as if the Award had not been subject to approval. No Award granted subject to shareholder approval of an amendment may be exercised prior to such shareholder approval, and any dividends payable thereon are subject to forfeiture if such shareholder approval is not obtained.

18	MODIFICATION, EXTENSION AND RENEWAL OF AWARDS

Subject to the terms and conditions of Section 409A of the Internal Revenue Code and the Plan and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards (to the extent not theretofore exercised where applicable) granted under the Plan or under any other plan of the Corporation, a Subsidiary or a company or similar entity acquired by the Corporation or a Subsidiary, and authorize the granting of new Awards pursuant to the Plan in substitution therefor (to the extent not theretofore exercised where applicable), and the substituted Awards may specify a longer term than the surrendered Awards or have any other provisions that are authorized by the Plan; provided, however, that unless approved by the shareholders of the Corporation, the substituted Awards may not specify a lower exercise or base price than the surrendered options, stock appreciation rights and performance units. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award granted under the Plan will (i) without the consent of the Optionee or Grantee, adversely affect the rights or obligations of the Optionee or Grantee except as otherwise permitted under Articles 15, 18 or 21 or as may be necessary for the Award to qualify as qualified performance-based compensation as provided under Article 13 or (ii) reduce the exercise price or base price of an Award where applicable. Adjustments pursuant to Article 16 are not modifications.

19	TERM OF THE PLAN

Unless sooner terminated by the Board or the Committee pursuant to Article 17, the Plan will terminate on April 25, 2016, provided that the Plan will terminate on February 14, 2016 with respect to incentive stock options, and no new Awards may be granted after the applicable termination date. The termination will not affect the validity of any Awards outstanding on the date of termination, including any reload rights and any other rights in accordance with the applicable Award Agreement to new grants in substitution for a Restricted Share or Restricted Share Unit, or a portion thereof, that is forfeited.

20	INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

21	COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE

To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A of the Internal Revenue Code, the Agreement evidencing such Award will incorporate the terms and conditions required by Section 409A of the Internal Revenue Code. To the extent applicable, the Plan and Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Internal Revenue Code, the Committee may adopt such amendments to the Plan and/or the applicable Agreement or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee determines is necessary or appropriate to (i) exempt the Award from the application of Section 409A of the Internal Revenue Code or (ii) comply with the requirements of Section 409A of the Internal Revenue Code.

22	GENERAL PROVISIONS

22.1	The establishment of the Plan will not confer upon any Eligible Person any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in the Plan.

22.2	All grants and awards under the Plan are subject to the condition subsequent that an appropriate Agreement be signed by the parties.

22.3	Neither the Plan nor any Agreement constitutes inducement or consideration for the employment or retention of any Eligible Person, nor are they a contract of employment or retention for a specific term between the Corporation or any Subsidiary and any Eligible Person. Participation in the Plan will not give an Eligible Person any right to be retained in the service of the Corporation or any Subsidiary as an employee, a director or otherwise.

22.4	The Corporation and its Subsidiaries may assume options, warrants, or rights to purchase shares issued or granted by other corporations whose shares or assets are acquired by the Corporation or its Subsidiaries, or which are merged into or consolidated with the Corporation or its Subsidiaries. Neither the adoption of this Plan, nor its submission to the shareholders, will be taken to impose any limitations on the powers of the Corporation or its affiliates to issue, grant, or assume options, warrants, or rights, otherwise than under this Plan, or to adopt other share option or restricted share plans or other incentives, or to impose any requirement of shareholder approval upon the same.

22.5	Except as the Committee may otherwise provide, or as may otherwise be required by a deferral election pursuant to Article 15, the interests of any Eligible Person under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

22.6	The Board or the Committee may, in its sole discretion, delegate authority hereunder not already delegated by the terms hereof, including but not limited to delegating authority to select Eligible Persons, to grant Awards, to establish terms and conditions of Awards, or to amend, manage, administer, interpret, construe or vary the Plan or any Awards or Agreements, to the extent permitted by applicable law or administrative or regulatory rule.

22.7	The Committee may, without amending the Plan, determine the terms and conditions applicable to grants of Awards to participants who are foreign nationals or employed outside the United States in a manner otherwise inconsistent with the Plan if the Board deems such terms and conditions necessary in order to recognize differences in local law or regulations, tax policies or customs.

22.8	The Plan will be governed, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, and it is the intention of the Corporation that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Internal Revenue Code and that Qualified Performance-Based Compensation granted under the Plan qualify as “qualified performance-based compensation” as described in Section 162(m) of the Internal Revenue Code.

Exhibit B

CHARTER

OF THE

AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS OF THE PNC FINANCIAL SERVICES GROUP, INC.

AS APPROVED AND AMENDED BY THE BOARD ON

FEBRUARY 15, 2006

I. LEGAL OR OTHER REQUIREMENTS’ AUTHORITY ; MINIMUM MEMBERSHIP; MEMBERSHIP REQUIREMENTS; MINIMUM NUMBER OF MEETINGS

The Audit Committee (“Committee”) of the Board of Directors (“Board”) of The PNC Financial Services Group, Inc. (“Corporation”) is established pursuant to Article V, Section 1.2 of the Corporation’s By-Laws (“Bylaws”). The members of the Committee are appointed annually by the Board on the recommendation of the Nominating and Governance Committee and serve until their successors are duly elected and qualified. The Board determines the number of members on the Committee from time to time, but the number will not be fewer than the minimum number prescribed by applicable law, the Bylaws or New York Stock Exchange (“NYSE”) requirements. Committee members must fully satisfy independence and experience requirements as prescribed by the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), and the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and applicable rules and regulations thereunder. All members of the Committee shall have a strong level of business or financial acumen (as determined in the reasonable discretion of the Board).

The Board will, on the recommendation of the Nominating and Governance Committee, appoint one of the members of the Committee to serve as Committee Chairman. The Committee Chairman will, as a subcommittee, have the authority to act on behalf of the Committee between meetings, including the authority to grant preapprovals of audit and permitted non-audit services. The Committee may also form and delegate such authority to other subcommittees consisting of one or more members when appropriate. The decision of the Committee Chairman or other such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to ask the Corporation to provide the Committee with the support of one or more Corporation employees to assist it in carrying out its duties. The Committee may request any officer or employee of the Corporation or of the Corporation’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Subject to the authority of the Committee Chairman or other subcommittees to act on behalf of the Committee between meetings, the Committee has the sole authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements with the independent auditors. The Committee shall pre-approve auditing services and permitted non-audit services to be performed for the Corporation by the independent auditors in accordance with Section 10A(i) of the Exchange Act.

The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation and to any advisors employed by the Committee and for payment of any administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee, in its capacity as a Board committee, is directly responsible for the appointment, compensation, evaluation, retention, and termination of the Corporation’s independent auditors. The Committee is directly responsible for oversight of the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. The independent auditors shall report directly to the Committee. The General Auditor shall also report directly to the Committee, which shall be responsible for preparing his or her performance evaluation and reviewing his or her compensation.

The Committee will meet as often as the Committee or the Committee Chair determines, but not less frequently than quarterly.

II. PURPOSES OF THE COMMITTEE

The Committee’s primary purposes are to:

•	Provide assistance to the Board by: (1) monitoring the integrity of the consolidated financial statements of the Corporation, (2) monitoring compliance with the Corporation’s Code of Business Conduct and Ethics, (3) evaluating and monitoring the independent auditors’ qualifications and independence, and (4) evaluating and monitoring the performance of the Corporation’s internal audit function and independent auditors, with respect to the parent company and its bank and non-bank subsidiaries; and

•	Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

The Committee will also, under applicable regulation, perform the duties required by law to be performed by an audit committee for any subsidiary bank of the Corporation that does not have its own audit committee and by a fiduciary audit committee for any subsidiary bank of the Corporation exercising fiduciary powers that does not have its own audit committee, in each case to the extent permitted, and in the manner required, by applicable laws and regulations.

III. RESPONSIBILITIES OF THE COMMITTEE

The following will be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as it considers appropriate in the circumstances.

Charter Review

•	Review and reassess the adequacy of this charter annually and recommend to the Board any proposed changes to this charter

Financial Reporting / Internal Controls

•	Review and discuss with the internal auditors and the independent auditors their respective annual audit plans, reports and the results of their respective audits

•	Review and discuss the Corporation’s quarterly financial statements with management and the independent auditors prior to the filing of its Forms 10-Q; such review and discussion will include disclosures made in management’s discussion and analysis and the results of the independent auditors’ reviews of the quarterly financial statements

•	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K

•	Discuss with management and the independent auditors any significant financial reporting issues arising and any significant judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles

•	Prior to each filing of an audit report with the SEC, review and discuss with the independent auditors:

•	All critical accounting policies and practices to be used;

•	All alternative treatments within generally accepted accounting principles (“GAAP”) for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

•	Summaries of other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences or uncorrected misstatements.

•	Discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information; discuss generally with management, on a periodic basis, the types of financial information to be disclosed and the types of presentations to be made to analysts and rating agencies, including the circumstances, if any, under which earnings guidance will be provided to analysts or rating agencies

•	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements

•	Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

•	Request and receive a signed Statement on Auditing Standards (“SAS”) No. 71 review report from the independent auditors prior to the filing of each Form 10-Q and receive a SAS 71 review report with respect to the fourth quarter and a signed opinion on the financial statements, an opinion on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting and an opinion on the effectiveness of the Corporation’s internal control over financial reporting as of the end of the Corporation’s most recent fiscal year, prior to the filing of each Form 10-K

•

Discuss with the Corporation’s independent auditors, internal auditors and management their assessments of the adequacy of the Corporation’s internal controls, any significant deficiencies relating to financial reporting, the design or operation of the Corporation’s internal and disclosure controls or other related matters, and any proposals or special steps taken in order to rectify such deficiencies

•	Review and discuss with management, including the General Auditor, and the independent auditors: management’s assessment that the Corporation maintained effective internal control over financial reporting as of the end of the Corporation’s most recent fiscal year; the independent auditors’ opinion on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting; and the independent auditors’ opinion on the effectiveness of the Corporation’s internal control over financial reporting, as of the end of the Corporation’s most recent fiscal year, prior to the filing of each Form 10-K

•	Monitor the Corporation’s progress in promptly addressing and correcting any significant deficiencies in financial reporting, internal controls or related matters

•	Receive periodic reports from the independent auditors and appropriate officers of the Corporation on significant accounting or reporting developments proposed by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board, or the SEC that may impact the Corporation

•	Receive periodic reports from the independent auditors and appropriate officers of the Corporation on significant financial reporting and internal controls matters for non-bank subsidiaries

•	Meet with regulators when a meeting is requested by the regulators or the Committee to discuss examination results and promote open communication

•	Review disclosures made to the Committee by the Corporation’s CEO and CFO during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information or any fraud (whether or not material) involving management or other employees who have a significant role in the Corporation’s internal control over financial reporting

•	Discuss with the Corporation’s CEO and CFO the certifications they are providing and understand the procedures they undertook

Independent Auditors

•	Select the independent auditors pursuant to a well-organized process

•	Approve all audit engagement fees and terms, as well as all permitted non-audit engagements with the independent auditors

•	Establish guidelines for the preapproval of auditing services and permitted non-audit services to be performed for the Corporation by the independent auditors

•	Oversee the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) in preparing or issuing an audit report or performing other audit, review or attest services for the Corporation

•	Evaluate and monitor the independence, qualifications and performance of the independent auditors by, among other things:

•	Obtaining and reviewing a report from the independent auditors at least annually regarding (a) the auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) to assess the auditors’ independence, all relationships between the independent auditors and the Corporation

•	Reviewing the performance of the independent auditors, including an evaluation of the lead partner of the independent auditors’ team, and taking into account the opinions of management and the internal auditors

•	If so determined by the Committee, taking additional action to satisfy itself of the qualifications, performance and independence of the auditors

•	Oversee the regular rotation of the audit partner(s) as required by law and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the auditing firm itself on a regular basis

•	Establish policies for the Corporation’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Corporation, including in particular the prohibition on employment under Section 10A(l) of the Exchange Act as chief executive officer, controller, chief financial officer, chief accounting officer, or any person serving in an equivalent position (including a director of finance) for the Corporation, during the one-year period preceding the date of the initiation of the audit

•	Discuss with the national office of the independent auditors material issues on which it was consulted by the Corporation’s audit team and any material matters of audit quality and consistency

•	Ensure that the independent auditors have access to all necessary Corporation resources

Internal Audit Function

•	Review the appointment and replacement of the General Auditor, who shall have supervisory responsibility for the internal audit function, and review the performance and compensation of the General Auditor

•	Review the annual internal audit plan and receive periodic updates on the status of the approved plan and any recommended changes

•	Discuss with the General Auditor the significant reports to management prepared by the internal auditing department and management’s responses

•	Discuss with the General Auditor and the independent auditors the internal audit department responsibilities, budget and staffing

•	Review the Internal Audit charter annually

•	Ensure that the internal auditors have access to all necessary Corporation resources

Ethical, Reporting, and Other Oversight

•	Discuss with the General Auditor and the Corporate Ombudsman the Corporation’s processes regarding compliance with the Corporation’s Code of Business Conduct and Ethics and obtain reports from the General Auditor and the Corporate Ombudsman regarding compliance by the Corporation and its subsidiary/foreign affiliated entities with the Corporation’s Code of Business Conduct and Ethics

•	Discuss with the Corporate Ombudsman in private session the effectiveness of the Corporation’s ethics program

•	Discuss with the Corporation’s Chief Regulatory and Compliance Officer the status and results of regulatory agency examinations, any significant issues arising out of such examinations, related management or Board of Directors responses, and such regulatory or compliance matters that may have a material impact on the financial statements

•	Receive from the independent auditors any assurances or reports required to be furnished to the Committee under Section 10A(b) of the Exchange Act

•	Establish and provide appropriate oversight of procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters

•	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies or compliance with the Corporation’s Code of Business Conduct and Ethics

•	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements

•	Discuss generally with the Corporation’s Chief Risk Officer the Corporation’s enterprise-wide risk structure and related processes, guidelines, and policies

Subsidiaries of the Corporation

•	Where the Committee is performing the duties required by law to be performed by an audit committee for a subsidiary bank of the Corporation that does not have its own audit committee, review with management and the independent auditors the basis for the reports required to be filed by management and by the independent auditors with the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency pursuant to 12 C.F.R. Sections 363.2(a) and (b) and Sections 363.3(a) and (b), respectively, and 12 C.F.R. Section 363.4.

•	Perform the duties required to be performed by the fiduciary audit committee for any bank subsidiary of the Corporation exercising fiduciary powers that does not have its own audit committee, in each case to the extent permitted, and in the manner required, by applicable laws and regulations

General

•	Meet separately, periodically, with management, with the internal auditors, and with the independent auditors

•	Report to the Board on the Committee’s activities, as appropriate

•	Maintain minutes or other records of the Committee’s meetings and activities

•	Review and assess the quality and clarity of the information provided to the Committee and make recommendations to management as the Committee deems appropriate from time to time for improving such materials

•	Prepare the audit committee report to be included in the Corporation’s proxy statement when and as required by the rules of the SEC

•	Conduct an annual performance evaluation of the Committee

The Committee’s job is one of oversight as set forth in this charter. It is not the duty of the Committee to prepare the Corporation’s financial statements, to plan or conduct audits, or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with GAAP. The Corporation’s management is responsible for preparing the Corporation’s financial statements and for maintaining internal controls, and the independent auditors are responsible for auditing the financial statements. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Corporation’s Code of Business Conduct and Ethics.

With respect to joint sessions of the Committee:

(a)	The Committee may meet simultaneously as a committee of the Corporation and of PNC Bank, National Association (the “Bank”), though it should hold separate sessions if necessary to address issues that are relevant to one entity but not the other or to consider transactions between the two entities or other matters where the Corporation and the Bank may have different interests; and

(b)	The Committee should consult with internal or outside counsel if, in the opinion of the Committee, any matter under consideration by the Committee has the potential for any conflict between the interests of the Corporation and those of the Bank or the Corporation’s other subsidiaries in order to confirm that appropriate procedures are established for addressing any such potential conflict and for promoting compliance with the Corporation’s policies regarding Sections 23A and 23B of the Federal Reserve Act.

In performing their duties and responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

•	One or more officers or employees of the Corporation whom the Committee member reasonably believes to be reliable and competent in the matters presented;

•	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or

•	Another committee of the Board as to matters within its designated authority which committee the Committee member reasonably believes to merit confidence.

Annual Meeting Admission Ticket

The PNC Financial Services Group

Notice of Annual Meeting of Shareholders
THE PNC FINANCIAL SERVICES GROUP, INC.
2006 Annual Meeting of Shareholders

Tuesday, April 25, 2006 – 11:00 a.m. Eastern Time
One PNC Plaza – 249 Fifth Avenue
Pittsburgh, Pennsylvania 15222–2707

Upon arrival, please present this
admission ticket and photo identification
at the registration desk.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	_______________
☐ Please mark this box with an X if your address has changed and print the new address below.		+

A Proposals

1.	The Board of Directors recommends a vote FOR all nominees listed in Item 1, FOR approval of The PNC Financial Services Group, Inc. 2006 Incentive Award Plan as described in Item 2, and FOR the ratification of the Audit Committee’s selection of independent auditors as described in Item 3. All shares, including full and partial shares of stock credited to your Plan account, will be voted as directed below. In the absence of instructions, all shares (including unallocated shares) will be voted FOR all nominees listed in Item 1, FOR approval of The PNC Financial Services Group, Inc. 2006 Incentive Award Plan as described in Item 2, and FOR the ratification of independent auditors as described in Item 3 or in the manner required or permitted by the governing Plan documents.

	For	Withhold		For	Withhold

							For	Against	Abstain
01 - Mr. Chellgren	☐	☐	10 - Ms. Pepper	☐	☐	2. Approval of The PNC Financial Services Group, Inc. 2006 Incentive Award Plan.	☐	☐	☐
02 - Mr. Clay	☐	☐	11 - Mr. Rohr	☐	☐
							For	Against	Abstain
03 - Mr. Cooper	☐	☐	12 - Ms. Steffes	☐	☐	3. Ratification of the Audit Committee’s selection of Deloitte & Touche LLP as independent auditors for 2006.	☐	☐	☐

04 - Mr. Davidson	☐	☐	13 - Mr. Strigl	☐	☐

05 - Ms. James	☐	☐	14 - Mr. Thieke	☐	☐
B Non-Proposals
06 - Mr. Kelson	☐	☐	15 - Mr. Usher	☐	☐
07 - Mr. Lindsay	☐	☐	16 - Mr. Walls	☐	☐	1. Will use Webcast		☐
08 - Mr. Massaro	☐	☐	17 - Mr. Wehmeier	☐	☐	2. Will use Teleconference		☐
09 - Mr. O’ Brien	☐	☐				3. Will attend Meeting		☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

■	5 U P X	+

Admission Ticket	Non-Transferable
Please Admit

Notice of Annual Meeting of Shareholders

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of 17 directors to serve until the next annual meeting and until their successors are elected and qualified, the approval of The PNC Financial Services Group, Inc. 2006 Incentive Award Plan, the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as independent auditors for 2006, and such other business as may properly come before the meeting or any adjournments thereof.

Tuesday, April 25, 2006 – 11:00 a.m. Eastern Time

One PNC Plaza – 249 Fifth Avenue

Pittsburgh, Pennsylvania 15222–2707

(Please bring this ticket to the Annual Meeting.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 2006.

James E. Rohr, Joseph C. Guyaux, and George P. Long, III, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 25, 2006, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock which the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment(s) thereof, in accordance with their best judgment.

If you are a participant in The PNC Financial Services Group, Inc. Incentive Savings Plan or the PFPC Inc. Retirement Savings Plan, this proxy also serves as a voting instruction card and directs PNC Bank, N.A., as Trustee of The PNC Financial Services Group, Inc. Incentive Savings Plan and the PFPC Inc. Retirement Savings Plan to vote all shares credited to your account as indicated on the reverse side at the Annual Meeting of Shareholders to be held on April 25, 2006 or at any adjournment(s) thereof.

The Pennsylvania Business Corporation Law of 1988, 15 Pa. C.S.A. section 1759 (b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Please sign on the reverse side and return promptly.

Telephone and Internet Voting Instructions

You can vote by telephone or Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two other voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet	To vote by Mail

•             Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•             Follow the simple instructions provided by the recorded message.

	• Go to the following web site: WWW.COMPUTERSHARE. COM/EXPRESSVOTE • Enter the information requested on your computer screen and follow the simple instructions.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope provided.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 25, 2006.

THANK YOU FOR VOTING